UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Aptiv PLC

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2018 NOTICE OF MEETING AND PROXY STATEMENT

To our Shareholders:

I am pleased to invite you to Aptiv PLC’s Annual General Meeting of Shareholders to be held on Thursday, April 26, 2018, at 9:00 a.m. local time, at the offices of Arthur Cox in Dublin, Ireland.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business that will be conducted at the annual meeting. You can find financial and other information about Aptiv in the accompanying Form 10-K for the fiscal year ended December 31, 2017. These materials are also available on our website, aptiv.com.

This is the first Annual General Meeting following the spin-off of our Powertrain Systems segment and the adoption of our new name, Aptiv PLC. Aptiv is a global technology company that develops safer, greener and more connected solutions, which enable the future of mobility.

Your vote is very important to us. I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 26, 2018.

Sincerely,

Kevin P. Clark

President and Chief Executive Officer

2018 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders

Thursday, April 26, 2018 9:00 a.m. local time	Offices of Arthur Cox Ten Earlsfort Terrace Dublin 2, D02 T380 Ireland	Record Date The close of business February 28, 2018

Purpose of Meeting

Presenting the Company’s accounts for the fiscal year ended December 31, 2017, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 12 will be proposed as ordinary resolutions, and Resolutions 13 and 14 will be proposed as advisory, non-binding resolutions:

•	Ordinary Resolutions

Election of Directors

1)	THAT Kevin P. Clark be re-elected as a director of the Company.
2)	THAT Nancy E. Cooper be elected as a director of the Company.
3)	THAT Frank J. Dellaquila be elected as a director of the Company.
4)	THAT Nicholas M. Donofrio be re-elected as a director of the Company.
5)	THAT Mark P. Frissora be re-elected as a director of the Company.
6)	THAT Rajiv L. Gupta be re-elected as a director of the Company.
7)	THAT Sean O. Mahoney be re-elected as a director of the Company.
8)	THAT Colin J. Parris be elected as a director of the Company.
9)	THAT Ana G. Pinczuk be re-elected as a director of the Company.
10)	THAT Thomas W. Sidlik be re-elected as a director of the Company.
11)	THAT Lawrence A. Zimmerman be re-elected as a director of the Company.

Auditors

12)	THAT Ernst & Young LLP be re-appointed as the auditors of the Company from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2019, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2018 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

•	Advisory, Non-Binding Resolutions

Executive Compensation

13)	THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.
14)	THAT the Company’s shareholders determine, by voting on one of the three alternatives below, on an advisory, non-binding basis, the frequency with which they should have an advisory vote on the compensation of the Company’s named executive officers:
Choice	1 — EVERY YEAR;
Choice	2 — EVERY TWO YEARS; or
Choice	3 — EVERY THREE YEARS.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Notice of Annual General Meeting of Shareholders (continued)

•	Record Date

You are entitled to vote only if you were a shareholder of Aptiv PLC at the close of business on February 28, 2018. Holders of ordinary shares of Aptiv are entitled to one vote for each share held of record on the record date.

•	Attendance at the Annual Meeting

We hope you will be able to attend the Annual Meeting in person. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

•	Where to Find More Information about the Resolutions and Proxies

Additional information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability that accompanies this Notice.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Sherbin

Senior Vice President,

General Counsel, Chief

Compliance Officer and

Secretary

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN APTIV SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING

Record shareholder:    If your shares are registered directly in your name, please bring proof of such ownership.

Shares held in street name by a broker or a bank:    If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name if you intend to vote in person at the Annual Meeting.

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available on or about March 12, 2018.

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Table of Contents (continued)

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2018 NOTICE OF MEETING AND PROXY STATEMENT

2018 Proxy Statement — Summary

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 26, 2018

Time: 9:00 a.m. local time

Location: Offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380 Ireland

Record Date: February 28, 2018

GENERAL INFORMATION

Stock Symbol: APTV

Exchange: NYSE

Ordinary Shares Outstanding (as of the record date): 265 million shares

Registrar & Transfer Agent: Computershare Investor Services

Corporate Website: aptiv.com

Investor Relations Website: ir.aptiv.com

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation
Election of Directors	FOR EACH NOMINEE
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Advisory Vote to Approve Executive Compensation	FOR
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	FOR EVERY YEAR

CORPORATE GOVERNANCE

Director Nominees: 11

Independence: 10 Independent Directors, 1 Management Director

Director Term: One year

Board Meetings in 2017: 10

Standing Board Committees’ Meetings in 2017:

Audit (5), Compensation and Human Resources (7), Finance (5), Innovation and Technology (5), Nominating and Governance (7)

NAMED EXECUTIVE OFFICERS

•	Kevin P. Clark
•	Joseph R. Massaro
•	Majdi B. Abulaban
•	David Paja
•	David M. Sherbin
•	Liam Butterworth — resigned effective December 4, 2017, in connection with the completion of the spin-off of the Company’s Powertrain Systems segment into a separate publicly-traded company, Delphi Technologies PLC (“Delphi Technologies”).

COMPENSATION GOVERNANCE BEST PRACTICES

✓	Stock Ownership Guidelines
✓	Clawback Policy
✓	Restrictive Covenants for Executives
✓	No Excise Tax Gross-Ups
✓	No Hedging/No Pledging

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Election of Directors

(Resolutions 1 to 11)

All of our current directors, other than Bernd Wiedemann, who is retiring as of the Annual Meeting, are nominated for one-year terms to serve until the 2019 annual meeting, or until such director’s earlier resignation, retirement or other termination of service. The Board extends its appreciation to Mr. Wiedemann for his years of service and his thoughtful insight and advice.

The Board has nominated Ms. Cooper, Mr. Dellaquila and Dr. Parris for election as directors. Ms. Cooper joined the Board on February 15, 2018. Mr. Dellaquila and Dr. Parris joined the Board on December 5, 2017. In recruiting Mr. Dellaquila and Dr. Parris, the Nominating and Governance Committee retained a search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The Board independently identified Ms. Cooper as a prospective candidate to the Board. The recruiting process typically involves either the search firm or a member of the Nominating and Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board. The Nominating and Governance Committee and the search firm will contact references for the prospect. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

The Board has been informed that each nominee is willing to continue to serve as a director. If a director does not receive a majority of the vote for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Each member of our Board, other than Messrs. Clark and Dellaquila, Ms. Cooper, Dr. Parris and Ms. Pinczuk, was a member of Aptiv’s Board prior to the Company’s initial public offering in 2011, and information included in this Proxy Statement as to each member’s tenure on our Board reflects that service.

The Board believes that the combination of the various qualifications, skills, and breadth and depth of experiences of the director nominees contributes to an effective and well-functioning Board. The Board and the Nominating and Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Included in each director nominee’s biography below is an assessment of each member’s specific qualifications, attributes, skills and experience. Committee memberships listed below are as of the date of this Proxy Statement.

Kevin P. Clark

In March 2015, Mr. Clark became Aptiv’s President and Chief Executive Officer. In 2014, Mr. Clark was appointed Chief Operating Officer responsible for Aptiv’s business divisions, as well as the Global Supply Management function. Mr. Clark joined Aptiv in 2010 as Chief Financial Officer, responsible for all financial activities including strategic planning, corporate development, financial planning and analysis, treasury, accounting, and tax. Before coming to Aptiv, he was a founding partner of Liberty Lane Partners, LLC, a private equity investment firm focused on investing in and building and improving middle-market companies. Mr. Clark served as Chief Financial Officer of Fisher-Scientific International Inc., a manufacturer, distributor and service provider to the global healthcare market, from the company’s initial public offering in 2001 through the completion of its merger with Thermo Electron Corporation in 2006. He also held a number of senior management positions at Fisher-Scientific. Mr. Clark began his career in the financial organization of Chrysler Corporation. He has both a bachelor’s degree in financial administration and a master’s degree in finance from Michigan State University.

Director since: March 2015

Committee Membership: None

Qualifications: Mr. Clark is a proven leader with demonstrated success in creating and implementing Aptiv’s business strategy. As our CEO and former CFO, Mr. Clark provides the Board significant strategic, financial and industry expertise.

Other Directorships: None

Age: 55

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Election of Directors (continued)

Nancy E. Cooper

Ms. Cooper is the former Executive Vice President and Chief Financial Officer of CA Technologies, Inc. (“CA”), an IT management software provider, a position she held from August 2006 until she retired in May 2011. Prior to joining CA, Ms. Cooper served as the Chief Financial Officer of IMS Health, Inc. from 2001 to 2006 and, prior to that, as Chief Financial Officer for Reciprocal, Inc. from 2000 to 2001. Ms. Cooper began her career at IBM Corporation in 1976 where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management. Ms. Cooper received a bachelor of arts degree in both economics and political science from Bucknell University and a master’s degree in business administration from the Harvard Graduate School of Business.

Director since: February 2018

Committee Membership: Audit Committee and Innovation and Technology Committee

Qualifications: Ms. Cooper brings to the Board of Directors significant experience leading a global public finance organization, and contributes financial, risk management, technology and strategy expertise.

Other Directorships: Brunswick Corporation, Guardian Life Insurance Company of America, The Mosaic Company and Teradata Corporation (2009-2017)

Age: 64

Frank J. Dellaquila

Mr. Dellaquila is the Senior Executive Vice President and Chief Financial Officer of Emerson Electric Co., a global technology and engineering company. He was appointed Senior Vice President and Chief Financial Officer in 2010 and promoted to Executive Vice President in 2012 and to Senior Executive Vice President in 2016. Prior to that time, he held other executive positions at Emerson, which he joined in 1991. Mr. Dellaquila received a bachelor’s degree in accounting from Fordham University and a master’s degree in business administration from Columbia University.

Director since: December 2017

Committee Membership: Audit Committee and Finance Committee

Qualifications: As a seasoned financial executive, with extensive global public company experience, Mr. Dellaquila provides the Board significant enterprise risk management and financial expertise.

Other Directorships: None

Age: 61

Nicholas M. Donofrio

Mr. Donofrio retired as Executive Vice President, Innovation & Technology at IBM in 2008. Mr. Donofrio began his career at IBM in 1964, and worked there for more than 40 years in various positions of increasing responsibility, including Division Director; President for Advanced Workstations Division; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a bachelor of science degree from Rensselaer Polytechnic Institute and holds a master’s degree from Syracuse University.

Director since: December 2009

Committee Membership: Finance Committee and Innovation and Technology Committee (Chair)

Qualifications: Mr. Donofrio brings to the Board executive management skills and significant technological expertise, providing us with valuable insight regarding technology and innovation strategies.

Other Directorships: Advanced Micro Devices, Inc. and Bank of New York Mellon Corporation (1999-2017)

Age: 72

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Election of Directors (continued)

Mark P. Frissora

In July 2015, Mr. Frissora became the President and Chief Executive Officer of Caesars Entertainment Corporation, a casino entertainment company. He joined Caesars in February 2015 as CEO Designate and a member of their board of directors. He previously served as the Chairman and CEO of Hertz Global Holdings, Inc. from 2006 to 2014. Prior to joining Hertz, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000 to 2006. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for ten years at General Electric Co. in brand management, marketing and sales. Mr. Frissora holds a bachelor’s degree from The Ohio State University and has completed advanced studies at both Babson College and the Thunderbird International School of Management.

Director since: December 2009

Committee Membership: Compensation and Human Resources Committee (Chair) and Nominating and Governance Committee

Qualifications: Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the CEO of a global public company, Mr. Frissora also contributes talent development and strategic and financial management skills.

Other Directorships: Caesars Entertainment Corporation, Walgreens Boots Alliance, Inc. (2009-2015) and Hertz Global Holdings, Inc. (2006-2014)

Age: 62

Rajiv L. Gupta

Mr. Gupta is former Chairman and CEO of Rohm and Haas Company, a worldwide producer of specialty materials, a position he held from 1999 to 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a bachelor of science degree in Mechanical Engineering from the Indian Institute of Technology, a master of science degree in Operations Research from Cornell University and a master’s degree in business administration with a concentration in Finance from Drexel University.

Director since: November 2009

Committee Membership: Compensation and Human Resources Committee and Nominating and Governance Committee (Chair)

Qualifications: Mr. Gupta’s professional experience, including as Chairman and CEO of a global public company and other board assignments, enable him to contribute his expertise in corporate leadership, public company governance, strategic analysis, operations and executive compensation matters.

Other Directorships: Arconic Inc., HP Inc. (formerly Hewlett Packard) (2009-2017) The Vanguard Group, Inc., (2001-2017) and Tyco International plc (2005-2016)

Age: 72

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Election of Directors (continued)

Sean O. Mahoney

Mr. Mahoney is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar.

Director since: November 2009

Committee Membership: Finance Committee and Nominating and Governance Committee

Qualifications: Through his experience in investment banking and finance and proven investment acumen, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

Other Directorships: Arconic Inc., Cooper-Standard Holdings, Inc., Post-bankruptcy Board of Lehman Brothers Holdings Inc., Alcoa Inc. (2016) and Formula One Holdings (2014-2017)

Age: 55

Colin J. Parris

Dr. Parris is the Vice President, GE Software Research for the General Electric Company, a position he has held since 2014. Prior to joining GE, he spent two decades at IBM in a variety of executive roles, serving most recently as Vice President, Systems Research in the IBM T.J. Watson Research Division from 2013 to 2014 and General Manager for IBM’s Power Systems business from 2010 to 2013. Dr. Parris received a bachelor’s degree in electrical engineering from Howard University, master’s degrees in electrical engineering and computer science from the University of California, Berkeley, as well as in management from Stanford University. He also received a doctorate in electrical engineering from the University of California, Berkeley.

Director since: December 2017

Committee Membership: Innovation and Technology Committee

Qualifications: Dr. Parris has an extensive technology background with significant experience in software and leading digital transformations. His broad software and systems expertise combined with his current focus on data and industry makes Dr. Parris a valued addition to Aptiv’s Board, providing critical guidance in our ongoing journey to transform mobility.

Other Directorships: None

Age: 56

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Election of Directors (continued)

Ana G. Pinczuk

Ms. Pinczuk was named Senior Vice President of Hewlett Packard Enterprise’s Pointnext technology services organization in 2017. Before joining HPE, she was the Executive Vice President and Chief Product Officer of Veritas Technologies LLC, a data management provider specializing in information protection, availability, and insight solutions, a position she held from March 2016 until October 2016. Prior to that time, she served as the Senior Vice President and General Manager, Backup and Recovery for Symantec Corporation from 2015 until 2016. From 2000 until 2015, Ms. Pinczuk served in varied executive positions with Cisco Systems, Inc., including serving as Senior Vice President, Sales from 2014 to 2015, Senior Vice President, Services Transformation and Chief Operating Officer from 2013 to 2014, and Vice President, Global Technical Services from 2009 until 2013. Prior to joining Cisco, Ms. Pinczuk spent 15 years with AT&T, Inc., in positions of increasing responsibility. Ms. Pinczuk earned both undergraduate and graduate mechanical engineering degrees from Cornell University, an executive master’s degree in technology management from the University of Pennsylvania and a master’s degree in software management from Carnegie Mellon University.

Director since: November 2016

Committee Membership: Audit Committee and Innovation and Technology Committee

Qualifications: Ms. Pinczuk’s broad and extensive technology background spans mobile, IP networking, software, data storage and security, making her a strong addition to the Board as Aptiv accelerates its innovation in new mobility technologies that are reshaping the automotive industry.

Other Directorships: None

Age: 54

Thomas W. Sidlik

Mr. Sidlik retired from the DaimlerChrysler AG Board of Management in Germany in 2007 after a 34-year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council and Vice-Chairman of the National Minority Supplier Development Council. He received a bachelor of science degree from New York University and a master’s degree in business administration from the University of Chicago.

Director since: December 2009

Committee Membership: Finance Committee and Innovation and Technology Committee

Qualifications: Mr. Sidlik’s experience on the management board of a global automaker provides the Board with significant industry, management, purchasing and strategic expertise, as well as his comprehensive understanding of the issues of diversity in the corporate environment.

Other Directorships: Cooper-Standard Holdings Inc.

Age: 68

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Election of Directors (continued)

Lawrence A. Zimmerman

Mr. Zimmerman is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from 2002 until 2011. He joined Xerox as Chief Financial Officer in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions, including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a bachelor of science degree in finance from New York University and a master’s degree in business administration from Adelphi University.

Director since: November 2009

Committee Membership: Audit Committee (Chair) and Finance Committee (Chair)

Qualifications: Mr. Zimmerman brings to the Board significant experience leading the finance organization of a large global company, and contributes financial, risk management and strategy expertise.

Other Directorships: Flextronics International Ltd., Brunswick Corporation (2006-2015), and Computer Sciences Corporation (2012-2014)

Age: 75

The Board of Directors recommends a vote “FOR” each of the 11 director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all 11 nominees.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

BOARD PRACTICES

Board and Governance Information (these items are discussed in more detail below)

Size of Board	12
Number of Independent Directors	11
Non-Executive Chairman	✓
Mandatory Retirement Age	75
Annual Election of Directors	✓
Executive Sessions of Independent Directors at each Board Meeting	✓
Regular Board and Committee Evaluations	✓
Independent Audit, Compensation and Human Resources and Nominating and Governance Committees	✓
Director Stock Ownership Guidelines	✓
Code of Ethical Business Conduct Applies to all Directors and Employees	✓

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Nominating and Governance Committee regularly reviews these practices.

Size of the Board

As of the date of this mailing, the Board consists of 12 directors. Following the Annual General Meeting and Mr. Wiedemann’s retirement, and assuming all nominated directors are elected, the Board will consist of 11 directors. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of 2 directors. The exact number of directors will be determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chairman and to have an independent Non-Executive Chairman. Rajiv L. Gupta was elected to this role on March 1, 2015. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which serve the Board and the Company well.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Clark, our President and Chief Executive Officer, is the only non-independent director. The current non-employee directors of the Company are Nancy E. Cooper, Frank J. Dellaquila, Nicholas M. Donofrio, Mark P. Frissora, Rajiv L. Gupta, Sean O. Mahoney, Colin J. Parris, Ana G. Pinczuk, Thomas W. Sidlik, Bernd Wiedemann and Lawrence A. Zimmerman. The Board has determined that all of its non-employee directors meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards. Furthermore, the Board limits membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees to independent directors.

Audit Committee Financial Expert

The Board has determined that all of the members of the Audit Committee are financially literate and meet the independence rules required for Audit Committee members by the Securities and Exchange Commission (“SEC”). Messrs. Zimmerman, Dellaquila and Mahoney (who served on the Audit Committee in 2017) and Ms. Cooper (who joined the Audit Committee in 2018) met the qualifications of audit committee financial experts, as defined under the Securities Exchange Act of 1934, as amended. Ms. Cooper serves on the audit committees of three additional public companies, and the Board has determined that such simultaneous service will not impair Ms. Cooper’s ability to effectively serve on Aptiv’s Audit Committee.

Evaluation of Board Performance

The Nominating and Governance Committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. Each Committee of the Board also conducts an annual evaluation of its performance and procedures, which culminates in a Committee discussion of the results.

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Board Practices (continued)

In addition, the Chairman conducts individual meetings with each director to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees. These evaluations have consistently found that the Board and its committees are operating effectively, while providing opportunities to refine the way the Board and its committees operate.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for the director. Once granted, such waiver must be renewed annually. The Board carefully considered the application of this policy with respect to Mr. Zimmerman, who is 75. Based upon the leadership value and strategic expertise he provides as Chairman of the Audit and Finance Committees, the Board authorized a waiver of the retirement age provided for in our Corporate Governance Guidelines to allow Mr. Zimmerman to serve one additional year.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Nominating and Governance Committee recommends individuals for membership on the Board. The Nominating and Governance Committee considers a candidate’s qualities and expertise, performance, personal characteristics, diversity (inclusive of age, gender, race and ethnicity) and professional responsibilities, and also reviews the composition of the Board relative to the long-term business strategy and the challenges and needs of the Board at that time. The Board is fully committed to searching for the best available candidates to fill vacancies and appreciates the value of diversity when evaluating prospective candidates. Ensuring the Board is composed of Directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareowners, is a top priority of the Board and the Nominating and Governance Committee. The Board as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, technology (especially in the mobility sector), crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The Nominating and Governance Committee retained a search firm to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board. The Nominating and Governance Committee and the search firm will contact references for the candidate. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board.

The culture of the Board enables the Board to operate quickly and effectively in making key decisions. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The Nominating and Governance Committee views diversity in its broadest sense, which includes gender, race, ethnicity, experience, leadership qualities, education and age. The Nominating and Governance Committee will use the same selection process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders holding at least ten percent of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 7, 2019, and no earlier than November 30, 2018. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials as the Nominating and Governance Committee may request.

Board Refreshment

We believe that Board refreshment is critical as the Company’s business strategy evolves. In the past two years, we have added four new independent directors, including two directors with deep technology backgrounds. At the same time, we believe that we benefit from having several seasoned directors

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Board Practices (continued)

on our Board who are well-versed in the Company’s business and help facilitate the transfer of institutional knowledge. We believe the average tenure for our independent directors of approximately five years reflects the balance the Board seeks between different perspectives brought by long-serving and new directors.

Executive Sessions

Independent directors meet in executive session each Board meeting, without the CEO or any other employees in attendance. The Chairman presides over each executive session of the Board. Each Committee meeting also includes an executive session at which Committee members meet without the CEO or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. Our Audit Committee regularly receives updates from management on risk-related matters and reports on these updates to our Board. These Committee reports provide our Board with insight about how Aptiv manages risk. In addition, our Board and Audit Committee receive regular risk reporting from management, including a report that addresses and provides updates on key and emerging risks. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Stock Ownership Guidelines

The Board believes that each director should hold a meaningful equity position in the Company, and it has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is currently $500,000 in Aptiv shares, based upon the current cash retainer. Each new director will have up to five full years from his or her date of appointment to fulfill this holding requirement. All current non-employee directors, other than Ms. Cooper, who joined the Board in 2018, Mr. Dellaquila and Dr. Parris, who joined the Board in 2017, and Ms. Pinczuk who joined the Board in 2016, hold in excess of this minimum shareholding requirement.

Governance Principles

The Board adopted a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Aptiv. The Corporate Governance Guidelines are available on our website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Code of Ethical Business Conduct

Aptiv adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Code of Conduct” under the heading “Corporate Governance.”

Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at Aptiv PLC, Troy Offices & Customer Center, 5725 Innovation Drive, Troy, Michigan 48098. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Aptiv PLC, Troy Offices & Customer Center, 5725 Innovation Drive, Troy, Michigan 48098. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

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BOARD AND COMMITTEE MEETINGS

During 2017, the Board held 10 in-person or telephonic regular meetings. All of our directors attended at least 75% of the Board and Committee meetings on which the director sits. In addition, all directors are expected to attend annual meetings of shareholders. In 2017, all directors were in attendance at the Annual Meeting.

BOARD COMMITTEES

Our Board has five committees, as described below: Audit; Compensation and Human Resources; Finance; Innovation and Technology; and Nominating and Governance. Committee charters are available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.” Committee membership for 2017 is set forth below:

Committee	Members	Primary Responsibilities	Number of Meetings
Audit

	Lawrence A. Zimmerman (Chairman) Joseph S. Cantie Gary L. Cowger Frank J. Dellaquila Sean O. Mahoney Ana G. Pinczuk Thomas W. Sidlik Bernd Wiedemann	Responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of the Company’s compliance programs and enterprise risk management program.	5
Compensation and Human Resources

	Mark P. Frissora (Chairman) Rajiv L. Gupta Timothy M. Manganello	Responsible for the oversight of the Company’s compensation philosophy and reviews and approves executive compensation for executive officers (including cash compensation, equity incentives and benefits).	7
Finance

	Lawrence A. Zimmerman (Chairman) Joseph S. Cantie Frank J. Dellaquila Nicholas M. Donofrio Sean O. Mahoney Thomas W. Sidlik	Responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging and the annual business plan, including review of capital expenditures and restructurings.	5
Innovation and Technology

	Nicholas M. Donofrio (Chairman) Gary L. Cowger Timothy M. Manganello Colin J. Parris Ana G. Pinczuk Thomas W. Sidlik Bernd Wiedemann	Responsible for assisting the Board in its oversight responsibilities relating to research and development, assessing engineering competencies, technological innovation and strategy.	5
Nominating and Governance

	Rajiv L. Gupta (Chairman) Mark P. Frissora Timothy M. Manganello	Responsible for reviewing and recommending to the Board policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches and has responsibility for the oversight of the Company’s environmental, health and safety management programs.	7

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Board Committees (continued)

During 2017, Joseph S. Cantie, Gary L. Cowger and Timothy M. Manganello served on our Board of Directors. In connection with the spin-off of the Company’s Powertrain Systems segment, these directors left the Aptiv Board of Directors and joined the Delphi Technologies’ Board of Directors. Prior to their departures on December 4, 2017, Mr. Cantie was a member of the Audit and Finance Committees; Mr. Cowger was a member of the Audit and Innovation and Technology Committees; and Mr. Manganello was a member of the Compensation and Human Resources and Nominating and Governance Committees.

In addition, during 2017, Ms. Pinczuk joined the Audit Committee and Mr. Sidlik stepped down from the Audit Committee and joined the Finance Committee. Upon their appointments to the Board in 2017, Mr. Dellaquila joined the Audit Committee and Finance Committee and Dr. Parris joined the Innovation and Technology Committee.

During 2018, Mr. Mahoney stepped down from the Audit Committee and joined the Nominating and Governance Committee. Upon her appointment to the Board in 2018, Ms. Cooper joined the Audit Committee and Innovation and Technology Committee. Given the timing of these changes, Mr. Mahoney was a member of the Audit Committee at the time it approved the Report of the Audit Committee. Ms. Cooper joined the Board and Audit Committee subsequent to the Audit Committee’s approval of the Report of the Audit Committee, and thus is not named in such report.

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DIRECTOR COMPENSATION

Board Compensation

Our directors (other than Mr. Clark, who is compensated as an officer of the Company and does not receive additional compensation for services as a member of the Board) received the following annual compensation, which is paid in cash and time-based restricted stock units (“RSUs”). Each director may elect, on an annual basis, to receive 60%, 80% or 100% of his or her compensation in RSUs, with the remainder paid in cash. The Chairman of the Board receives $500,000 annually, and all other directors receive $265,000 annually. In 2017, chairs of our board committees received the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee	$25,000
Compensation and Human Resources Committee	20,000
Finance Committee	15,000
Innovation and Technology Committee	15,000
Nominating and Governance Committee(1)	15,000

(1)	The Chairman of the Nominating and Governance Committee is also the Chairman of the Board; he does not receive an additional fee for his service as the Nominating and Corporate Governance Committee Chairman.

An annual grant of RSUs is made on the day of the Annual Meeting and vests on the day before the next Annual Meeting. Cash compensation is paid quarterly at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board. These RSUs vest on the day before the next Annual Meeting.

Changes to Board Compensation for 2017

In December 2016, the Nominating and Governance Committee and the Compensation and Human Resources Committee jointly conducted a review of the compensation paid to our non-employee directors for their service on the Board and its committees. The Committees considered the results of an analysis prepared by the independent compensation consultant, Compensation Advisory Partners LLC. After the review, the Committees approved an increase in the non-Chairman director base compensation from $250,000 to $265,000, and an increase in the additional annual compensation for the Chairs of the Nominating and Governance Committee and Innovation and Technology Committee from $10,000 to $15,000, with all changes effective January 1, 2017.

The table below shows 2017 cash and equity compensation for each member of the Board:

2017 Director Compensation

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Joseph S. Cantie	$—	$265,067	$265,067
Gary L. Cowger	98,223	159,040	257,263
Frank J. Dellaquila	—	66,311	66,311
Nicholas M. Donofrio	112,000	168,076	280,076
Mark P. Frissora	114,000	171,034	285,034
Rajiv L. Gupta	100,000	400,040	500,040
Sean O. Mahoney	106,000	159,040	265,040
Timothy M. Manganello	98,223	159,040	257,263
Colin J. Parris	—	66,311	66,311
Ana G. Pinczuk	106,000	159,040	265,040
Thomas W. Sidlik	106,000	159,040	265,040
Bernd Wiedemann	106,000	159,040	265,040
Lawrence A. Zimmerman	122,000	183,028	305,028

(1)	Reflects the grant date fair value of the equity awards granted to directors as of the date of grant, which was April 27, 2017 for all directors, except Mr. Dellaquila and Dr. Parris. The grant date for Mr. Dellaquila and Dr. Parris, who began serving on the Board immediately following the spin-off of Delphi Technologies, was December 5, 2017. The values set forth in the table were determined in accordance with FASB ASC Topic 718. For assumptions used in determining the fair value of the awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. As further described below, in connection with the spin-off, RSUs held by our directors (other than Messrs. Cantie, Cowger and Manganello) that were outstanding as of the spin-off were equitably adjusted by adjusting the number of shares underlying each award based on a ratio comparing the closing price per share of Aptiv on the day of the spin-off to the opening price per share of Aptiv on the trading day immediately following the spin-off. As of December 31, 2017, all outstanding Aptiv RSU awards held by our directors were unvested; they vest in full on April 25, 2018. Messrs. Cantie, Cowger and Manganello left the board in connection with the spin-off, and the RSUs held by such directors that were outstanding as of the spin-off were converted into corresponding awards with respect to Delphi Technologies shares, with the number of shares underlying the adjusted awards equitably adjusted based on a ratio comparing the closing price per share of Aptiv on the day of the spin-off to the opening price per share of Delphi Technologies on the trading day immediately following the spin-off. The year-end RSU balances for our directors, including accrued dividend equivalents, are:

Name	Unvested RSUs 12/31/2017
Frank J. Dellaquila	747
Nicholas M. Donofrio	2,490
Mark P. Frissora	2,534
Rajiv L. Gupta	5,926
Sean O. Mahoney	2,356
Colin J. Parris	747
Ana G. Pinczuk	2,356
Thomas W. Sidlik	2,356
Bernd Wiedemann	2,356
Lawrence A. Zimmerman	2,711

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation and Human Resources Committee (the “Compensation Committee”), composed entirely of independent directors, is responsible to the Board for executive compensation at Aptiv. The Compensation Committee, in consultation with management and its independent compensation consultant, oversees the Company’s executive compensation philosophy and reviews and approves compensation for executive officers (including cash compensation, equity incentives and benefits).

In this section, we describe and analyze: (1) the material components of our executive compensation programs for the “named executive officers”, or “NEOs”; (2) the material compensation decisions the Compensation Committee made for 2017 under those programs; and (3) the key factors considered in making those decisions, including 2017 Company performance. For fiscal year 2017, the NEOs were:

•	Kevin P. Clark, our President and Chief Executive Officer (“CEO”);
•	Joseph R. Massaro, our Senior Vice President and Chief Financial Officer (“CFO”);
•	Majdi B. Abulaban, our Senior Vice President and President, Signal and Power Solutions Segment, and Engineered Components Group;
•	David Paja, our Senior Vice President and President, Advanced Safety and User Experience Segment; and
•	David M. Sherbin, our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary.

Liam Butterworth, our former Senior Vice President and President, Powertrain Systems Segment and Delphi Product & Service Solutions (“DPSS”), stepped down from his position effective December 4, 2017 in connection with the spin-off of Aptiv’s Powertrain Systems segment into a separate publicly-traded company, Delphi Technologies PLC (“Delphi Technologies”); he is also considered a NEO for fiscal year 2017.

Aptiv’s executive compensation program is designed to attract, retain and motivate the leaders who drive the successful execution of our business strategies, which seek to balance achievement of targeted near-term results with building long-term shareholder value through sustained execution. Our focus on pay-for-performance and corporate governance aims to help ensure alignment with the interests of our shareholders, as highlighted below:

Alignment with Shareholders

Pay-for-Performance
✓	We target executive compensation at our approximate peer group median and deliver compensation above or below this level as determined by performance.
✓	90% of 2017 total target annual compensation for the CEO is performance-based and 75% is granted in equity, while, on average, 78% of 2017 total target annual compensation for the other NEOs is performance-based and 59% is granted in equity.
✓	We use a structured goal-setting process for performance incentives, with multiple levels of review.
✓	NEOs’ annual incentives are based on achievement of Corporate, Segment and individual performance goals.
✓	75% of the NEOs’ long-term incentive compensation consists of performance-based restricted stock units (“RSUs”) which only deliver value if financial and relative total shareholder return goals are met. The value of the remaining 25% of the NEOs’ long-term incentive compensation is awarded in the form of time-based RSUs and fluctuates with Aptiv’s share price.
✓	We review and analyze our pay-for-performance alignment on an annual basis.

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Compensation Discussion and Analysis (continued)

Corporate Governance
✓	We devote focused time to leadership development and succession efforts.
✓	We actively engage with our shareholders by conducting regular meetings with our major shareholders to discuss governance and executive compensation matters.
✓	Our Compensation Committee utilizes an independent compensation consultant.
✓	We disclose our performance metrics.
✓	We maintain share ownership guidelines for our NEOs and directors.
✓	We do not have compensation programs that encourage imprudent risk.
✓	We maintain clawback, anti-hedging and anti-pledging policies.
✓	Our equity grant practices, including burn rate and dilution, are prudent.
✓	We offer no excise tax gross-ups or tax assistance unique to our NEOs.
✓	We maintain a reasonable severance practice with market appropriate post-employment provisions, as recommended by management and approved by the Compensation Committee.
✓	The Compensation Committee is provided tally sheets to assess total compensation of our NEOs.

2017 Company Performance Highlights

Our achievements in 2017 included the following:

•	Generated gross business bookings of $19.3 billion, based upon expected volumes and pricing;
•	Generated $1.1 billion of cash from continuing operations and net income of $1.4 billion;
•	Achieved 51.3% Total Shareholder Return over the period 2015 through 2017 and 30.7% Return on Net Assets in 2017;
•	Continued to strategically position the Company’s product portfolio in high-growth spaces to meet consumer preferences for products and advanced technologies that address the industry mega-trends of Safe, Green and Connected by completing the spin-off of our Powertrain Systems segment in order to focus on developing and commercializing new mobility and connectivity solutions. In recognition of the evolution of our business along with the rapidly changing nature of today’s vehicles, we became Aptiv PLC in order to reflect our knowledge, adaptiveness and drive to provide advanced solutions for our customers;
•	Further enhanced our leading automated driving capabilities and accelerating the commercialization of these technologies by acquiring leading software developer nuTonomy, Inc., and through investments in Innoviz Technologies and Leddartech, two leading developers of Light Detection and Ranging (“LIDAR”) technology;
•	Entered into agreements to develop fully-autonomous vehicles and associated infrastructure for mobility providers and smart cities, including the city of Boston; and
•	Continue to maximize our operational flexibility and profitability at all points in the normal automotive business cycle, by having approximately 97% of our hourly workforce based in best cost countries and approximately 14% of our hourly workforce composed of temporary employees.

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Compensation Discussion and Analysis (continued)

Our strategic, operational and financial performance over time is reflected in our results and returns to shareholders. This performance is shown in the following financial metrics and total shareholder return charts. We have aligned our 2017 performance-based annual and long-term incentive plans for executives with these metrics:

Metric definitions:

Adjusted Net Income represents net income attributable to Aptiv before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period.

Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the settlement of foreign currency derivatives related to the 2015 acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations and other significant businesses. The decrease in cash flow before financing primarily reflects the payment of $310 million to settle the Unsecured Creditors litigation in 2017 and increased investments for growth.

Return on Net Assets is defined as tax-affected operating income [net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax], divided by average continuing operations net working capital plus average continuing operations net property, plant and equipment, measured each calendar year; not adjusted for restructuring expenses that are expected to provide future benefit to the Company. The decrease in return on net assets primarily reflects the divestiture of the Company’s Mechatronics business in December of 2016 and increased investments for growth.

Total Shareholder Return is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of the final year of the performance period to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index.

Appendix A contains a reconciliation of these numbers to U.S. GAAP financial measures.

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Compensation Discussion and Analysis (continued)

Executive Compensation Philosophy and Strategy

General Philosophy in Establishing and Making Pay Decisions. Our executive compensation programs reflect our pay-for-performance philosophy and encourage executives to make sound decisions that drive short- and long-term shareholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•	Emphasize a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;
•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and
•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Our goal for target total direct compensation (base salary, annual and long-term incentives) for our officers, including the NEOs, is to approximate the median (50th percentile) of our market. Compensation for individual roles may be positioned higher or lower than the market median where we believe it is appropriate, considering multiple factors such as each executive’s roles and responsibilities, labor market dynamics, the individual’s performance over time, and the experience and critical skills the individual may bring to his or her role with Aptiv.

2017 Peer Group Analysis. We use a group of peer companies to compare NEO compensation to market. The Compensation Committee reviews and determines the composition of our peer group on an annual basis, considering input from its independent compensation consultant and management.

In 2017, prior to the completion of the spin-off of the Powertrain Systems segment, Aptiv’s 2017 peer group consisted of the following companies, whose aggregate profile was comparable to Aptiv in terms of size, industry, operating characteristics and competition for executive talent.

Autoliv, Inc.	Ingersoll-Rand plc
BorgWarner Inc.	Johnson Controls, Inc.
Cummins Inc.	Lear Corporation
Danaher Corporation	Parker-Hannifin Corporation
Eaton Corporation	TE Connectivity Ltd.
Emerson Electric Co.	Textron Inc.
Honeywell International Inc.
Illinois Tool Works, Inc.

In 2017, target total direct compensation among our NEOs, on average, was positioned within a competitive range of the peer group median. Typically, we adjust compensation when we believe that there is a market or individual performance issue that should be addressed to preserve the best interests of the shareholders.

In 2017, with advice from its independent compensation consultant, the Compensation Committee approved a change to the peer group to reflect the Company’s post-spin-off strategic direction. As a result, BorgWarner Inc., Danaher Corporation and Parker-Hannifin Corporation were removed from the peer group, and Amphenol Corporation, Corning Incorporated, Fortive Corporation and Rockwell Automation, Inc. were added.

2017 Shareholder Engagement. Aptiv has a philosophy of proactive engagement, communication, and transparency with shareholders. During 2017, members of management met with our investors to discuss our businesses, technologies, end markets, and financial and operational execution at numerous conferences and roadshows, hosted quarterly conference calls and at our annual Investor Day. During 2017, we also continued to engage institutional shareholders with respect to our corporate governance and executive compensation practices. These outreach meetings, conducted by members of management, give us an opportunity to solicit feedback from our major institutional shareholders on a variety of topics related to corporate governance, board recruitment and executive compensation. This feedback provides the Company with valuable insights, which management shares with the Board, with respect to shareholders’ voting policies and priorities. We expect to continue to engage with shareholders on a regular basis to better understand and consider their views on our executive compensation programs and corporate governance practices.

2017 Say-on-Pay. At our 2017 Annual Meeting of Shareholders, we received favorable support from over 97% of votes cast on our executive compensation program. Management and the Compensation Committee reviewed our shareholders’ affirmative 2017 Say-on-Pay vote and believe it to be a strong indication of support for the Company’s executive compensation program and pay-for-performance philosophy. Therefore, the Compensation Committee maintained the philosophy, compensation objectives and governing principles it has used in recent years when making decisions or adopting policies regarding executive compensation for 2017 and subsequent years.

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Compensation Discussion and Analysis (continued)

Overview of 2017 Executive Compensation

We regularly undertake a comprehensive review of our business plan to identify strategic initiatives that should be linked to executive compensation. We also assess and review the level of risk in our company-wide compensation programs to ensure that they do not encourage imprudent risk-taking.

Elements of Executive Compensation. In line with our executive compensation philosophy, we annually provide the following primary elements of compensation to our officers, including the NEOs:

•	Base salary;
•	Annual incentive award;
•	Long-term incentive award; and
•	Other compensation, such as participation by the NEOs in defined contribution retirement plans and benefits that are the same as those provided to similarly situated non-officer employees.

Additional, non-primary elements of executive compensation, such as payments related to expatriate assignments or relocation, may be provided to a NEO. These elements are reflected in the “All Other Compensation” column of the “2017 Summary Compensation Table”.

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Compensation Discussion and Analysis (continued)

The following table outlines the primary elements of executive compensation for the NEOs and indicates how these elements relate to our key strategic objectives:

Element	Key Features	Relationship to Strategic Objectives
Total Direct Compensation

Base Salary

•   Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Reviewed on a periodic basis for competitiveness and individual performance

•   Targeted at peer group median

• Attract, retain and motivate key executives by providing market-competitive fixed compensation

Annual Incentive Plan Awards

•   Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•   Each executive is granted a target award opportunity varying by market competitiveness and level of responsibility

•   Payouts can range between 0% and 200% of target and are determined by achievement of financial goals based on pre-established objectives (at both the Corporate and, where applicable, Segment level), then adjusted to reflect individual performance achievement

•   Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against strategic qualitative factors reviewed and approved by the Compensation Committee at the beginning of the performance period

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives with market-competitive compensation opportunities

Long-Term Incentive Plan Awards

•   Target award granted commensurate with job responsibilities, market competitiveness, experience, and qualitative and quantitative company and individual performance factors

•   Issue full share unit awards, 75% weighted on company performance metrics, including use of relative total shareholder return (“TSR”), and 25% time-based, which means that the value is determined by Aptiv’s share price

•   Pay-for-performance

•   Aligns executive and shareholder interests

•   Attract, retain and motivate key executives with market-competitive compensation opportunities

•   Utilizes multi-year vesting period and metrics aligned to long-term shareholder value creation including stock price performance

Other Compensation

Retirement Programs (Plan names and descriptions provided under “Other Compensation” section)

•   Qualified defined contribution plan available to all U.S. salaried employees, including executives

•   Non-qualified defined contribution plan available to eligible U.S. employees, including executives, who exceed statutory limits under our qualified defined contribution plan

•   Non-qualified defined benefit plan that was frozen in 2008

• Attract, retain and motivate key executives with market-competitive compensation opportunities

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Compensation Discussion and Analysis (continued)

2017 Target Annual Total Direct Compensation Mix. Base salary and annual and long-term incentive award opportunities are the elements of our NEOs’ total direct compensation. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based pay. Our annual incentive awards and the performance-based RSUs component of our long-term incentive awards are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals at Corporate, Segment and/or individual levels. The time-based portion of our RSU awards is retentive while also aligning with Company performance as the final value realized is based on the Company’s share price.

The significant proportion of performance-based pay aligns the interests of our NEO’s with Aptiv’s shareholders’ interests. The mix of compensation for our CEO and other NEOs in 2017 is shown below:

2017 Target Compensation Structure. The following table depicts 2017 target annual total direct compensation opportunities for the NEOs serving as executive officers as of December 31, 2017:

Name	Base Salary ($)	Annual Incentive Target Award ($)	Long-Term Incentive Plan Target Annual Award ($)	Total ($)
Kevin P. Clark	$1,300,000	$1,950,000	$9,500,000	$12,750,000
President and Chief Executive Officer
Joseph R. Massaro	640,500	576,450	1,900,000	3,116,950
Senior Vice President and Chief Financial Officer
Majdi B. Abulaban	670,000	569,500	1,900,000	3,139,500
Senior Vice President and President, Signal and Power Solutions Segment and Engineered Components Group
David Paja(1)	565,000	480,250	1,400,000	2,445,250
Senior Vice President and President, Advanced Safety and User Experience Segment
David M. Sherbin	595,000	535,500	1,400,000	2,530,500
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Liam Butterworth(1)	617,545	524,913	1,800,000	2,942,458
Former Senior Vice President and President, Powertrain Systems Segment and DPSS

(1)	Mr. Paja is a Germany employee and his salary and bonus are paid in Euros. Mr. Butterworth was a Luxembourg employee and his salary and bonus were paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Paja and Mr. Butterworth have been converted from Euros at a rate of 1.13 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2017.

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Compensation Discussion and Analysis (continued)

2017 Annual Compensation Determination

Individual base salaries and annual incentive targets for the NEOs are established based on the scope of each NEO’s responsibilities, individual performance, experience and market pay data. At the beginning of each year, we also define key strategic objectives each NEO is expected to achieve during that year, which are then considered by the Committee when making final compensation determinations.

2017 Base Salaries. Base salary is targeted at approximately the median of our peer group and is intended to reward and be commensurate with each NEO’s responsibilities, individual performance and experience. Our practice is to make periodic adjustments to base salary, although we review compensation competitiveness annually. During 2017, our NEOs, other than Mr. Paja who joined the Company in 2017, received base salary adjustments. Generally, these adjustments were intended to increase the competitiveness of salary in comparison to market median. The increases in base salary for Messrs. Clark and Massaro are in recognition of the competitiveness of their salary in comparison to market median. The following table summarizes the adjustments:

Name	Base Salary Adjustment Effective Date	Adjusted Base Salary ($)	Increase (Decrease) (%)
Kevin P. Clark	April 1, 2017	$1,300,000	8.3%
Joseph R. Massaro	April 1, 2017	640,500	15.4
Majdi B. Abulaban	April 1, 2017	670,000	1.5
David M. Sherbin	April 1, 2017	595,000	2.6
Liam Butterworth	April 1, 2017	617,545	3.7

2017 Annual Incentive Plan Awards. Our Annual Incentive Plan is designed to motivate our NEOs to drive earnings, cash flow and profitable growth by measuring the NEOs’ performance against our goals at the Corporate and relevant Segment levels. The Plan has been structured historically under the Aptiv Leadership Incentive Plan (“ALIP”) so that these awards could potentially qualify for certain tax deductibility treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Our NEOs’ 2017 target annual incentive awards are initially funded under a performance formula at 1% of Aptiv’s net income, up to a maximum of $12 million per individual participant. The Company’s adjusted net income for 2017 was $1.2 billion; thus the maximum funding for payouts to each participant under the 2017 ALIP, subject to the Committee’s exercise of negative discretion, was approved at the $12 million maximum. The Compensation Committee then used negative discretion to determine final payouts under the ALIP to reflect the performance against the goals identified under the Annual Incentive Plan.

The Compensation Committee establishes the individual annual incentive target for each NEO at approximately the median of our peer group, but such target can be adjusted based on the NEO’s position, individual performance, and the size and scope of his or her responsibilities. Final payouts can range from 0% to 200% of each NEO’s annual incentive target.

The Compensation Committee, working with management and its independent compensation consultant, sets the underlying performance metrics and objectives for the preliminary annual incentive plan payout levels based on Aptiv’s annual business objectives. For 2017, each NEO’s award payout was determined as follows:

•	Corporate performance metrics were weighted 100% for Messrs. Clark, Massaro and Sherbin. For Messrs. Abulaban and Paja, who are Segment Presidents, Corporate and Segment performance metrics were weighted 50% each.
•	Individual performance was considered for adjustments to the final annual incentive payouts for the NEOs still serving on December 31, 2017 based on individual performance and achievements.
•	Individual performance with respect to the Strategic Results Modifiers, as further discussed below.

For 2017, both Corporate and Segment underlying performance objectives were based on the following metrics which are aligned with our business strategy:

•	Corporate performance: Net Income (“NI”), Cash Flow Before Financing (“CFBF”) and Revenue Growth (Bookings).
•	Segment performance: Operating Income (“OI”), Simplified Operating Cash Flow (“SOCF”) and Revenue Growth (Bookings).

The Compensation Committee selected the following weightings in 2017 for both Corporate and Segment performance metrics:

	Clark, Massaro and Sherbin 100% Corporate	Abulaban and Paja
Weighting (%) Performance Metrics		50% Segment	50% Corporate
NI (Corporate) or OI (Segment)(1)	50%	50%	50%
CFBF (Corporate) and SOCF (Segment)(2)	40	40	40
Revenue Growth (Bookings)(3)	10	10	10
In addition, discretionary adjustments can be applied based on qualitative factors and considerations(4)

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Compensation Discussion and Analysis (continued)

(1)	NI and OI are appropriate measurements of our underlying earnings for 2017 and a representative indication of our overall financial performance.
(2)	CFBF and SOCF are different metrics for measuring cash generation. CFBF is cash flow before financing, which is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the settlement of foreign currency derivatives related to the 2015 acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations and other significant businesses. SOCF is defined, on a Divisional basis, as earnings before interest, tax, depreciation and amortization (“EBITDA”), plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.
(3)	Revenue Growth (Bookings) is based on our future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2017.
(4)	May be applied, in all cases subject to the maximum funding level for awards under the ALIP, based on any of the Strategic Results Modifier factors (further described below), CEO discretion with Compensation Committee approval (approved by the full Board of Directors for the CEO), and/or consideration of individual performance goals/criteria established at the beginning of the year.

For purposes of using negative discretion under the ALIP to determine preliminary NEO payouts, the NI / OI and CFBF /SOCF goals and the award payout levels related to the achievement of those goals were measured on a performance scale set by the Compensation Committee. Performance below the minimum threshold results in no payout, and performance above the maximum level is capped at a maximum total payout of 200% of the target award. For the NI /OI and CFBF / SOCF metrics the threshold, target and maximum payout levels were 50%, 100% and 200%, respectively. Revenue Growth (Bookings) is treated differently than the NI /OI and CFBF / SOCF metrics. If the Revenue Growth (Bookings) targets are achieved, the target payout for that metric is paid. If the Revenue Growth (Bookings) targets are not achieved, no portion of the Revenue Growth (Bookings) award is paid.

The 2017 performance targets by metric were:

Category	NI / OI ($ in millions)	CFBF / SOCF ($ in millions)	Revenue Growth 2018 /2019 (Bookings)
Corporate Metrics:	$1,719	$1,262	99%/91%
Segment Metrics:
Signal and Power Solutions	1,476	1,255	98/91
Advanced Safety and User Experience	315	199	98/90
Powertrain Systems	491	424	100/91

Our Annual Incentive Plan target goals, approved by the Compensation Committee, are established to reflect our focus on growth over prior year actual outcomes, and above market growth in the performance period. The 2017 performance targets were established prior to the Board of Directors’ approval of the spin-off of the Company’s former Powertrain Systems segment, which was completed on December 4,

2017. In order to evaluate Aptiv’s financial performance against the established targets in consideration of the spin-off, for purposes of the Annual Incentive Plan, certain adjustments were made to the Company’s financial results from continuing operations in order to reflect the performance achieved in 2017. With respect to the performance levels required for target payment, 2017 overall performance at the Corporate level produced an above-target payout of 112%. Performance at the Segment level varied, with overall performance for Signal and Power Solutions resulting in a payout at 90%, Advanced Safety and User Experience resulting in a payout at 101% and Powertrain Systems resulting in a payout of 125%.

Following the determination of payout levels for the Corporate and Segment metrics, the Compensation Committee, in conjunction with the CEO, assessed the other NEOs’ performance with respect to the Strategic Results Modifiers (“SRM”) and individual qualitative performance. The CEO did not participate in the assessment of his own performance and he was not eligible for an SRM payout.

As part of our focus on strategic priorities, the SRM was approved by the Compensation Committee at the beginning of the year as part of the Annual Incentive Plan design. The SRM can range, in the aggregate, from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Compensation Committee to consider strategic factors in addition to the financial metrics under the Annual Incentive Plan. The SRM is determined based on a qualitative performance assessment and recommendation by the CEO as to each other NEO’s achievement of SRM objectives, with final approval by the Compensation Committee. For 2017, the focus areas of the SRM were:

Corporate participants:	Segment participants:
• Talent outcomes	• Talent outcomes
• Competitive cost structure	• Competitive cost structure
• Customer diversification

In determining the final individual payouts, the Compensation Committee, in consultation with the CEO (except related to his own performance and payout), evaluated each eligible NEO’s qualitative performance in relation to the specific Segment and overall Corporate performance, as applicable. Each NEO was also evaluated based on his individual achievements. The material qualitative performance achievements considered by the Compensation Committee included: for Mr. Clark, his leadership and performance in 2017 in business and technology strategy, product innovation and growth, and recruiting and fostering a high performance culture; for Mr. Massaro, his leadership and performance in

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Compensation Discussion and Analysis (continued)

2017 in finance, business strategy, and business development; for Mr. Sherbin, his leadership and performance in legal and business strategy and compliance initiatives; and for Messrs. Abulaban and Paja, their leadership and performance in their Segments specific to growth, product innovation, engineering, and customer diversification. Final award payout percentages ranged from 111% to 133% of target for our NEOs.

As a result of the analysis described above, the Compensation Committee approved the following 2017 annual incentive award payments for the Aptiv NEOs, excluding Mr. Butterworth:

Name	Annual Incentive Plan Actual Payment for 2017 ($)(1)	Percent of Annualized Target Incentive (%)
Kevin P. Clark	$2,184,000	112%
Joseph R. Massaro	766,740	133
Majdi B. Abulaban	633,130	111
David Paja	571,712	119
David M. Sherbin	637,245	119
Liam Butterworth	674,206	133

(1)	These award amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “2017 Summary Compensation Table”.

In connection with the spin-off of Delphi Technologies, Mr. Butterworth now serves as the President and Chief Executive Officer of Delphi Technologies. Pursuant to an Employee Matters Agreement between the Company and Delphi Technologies (the “Employee Matters Agreement”), Delphi Technologies agreed to pay Mr. Butterworth’s 2017 annual incentive payment, and the ultimate final payout will be determined by Delphi Technologies. The amount reported above and in the “Non-Equity Incentive Plan Compensation” column of the “2017 Summary Compensation Table” for Mr. Butterworth reflects the Company’s estimate of Mr. Butterworth’s annual incentive award payout for his provision of services to Aptiv for 2017.

2017 Long-Term Compensation Determination

2017 Long-Term Incentive Awards. Aptiv’s Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants.

Our annual equity awards include both performance-based and time-based RSUs. The time-based RSUs, which make up

25% of the NEOs’ long-term awards, generally vest ratably over three years, beginning on the first anniversary of the grant date. The performance-based RSUs, which make up 75% of the NEOs’ long-term awards, are settled after the results of a three-year performance period are determined. The 2017 grant vests at the end of 2019 and will be settled in early 2020 after the outcomes of the performance period are determined and approved. Each NEO may receive from 0% to 200% of his target performance-based RSU award as determined by Aptiv’s performance against the following company-wide performance metrics:

Metric	Weighting (%)
Average Return on Net Assets (RONA)(1)	50%
Cumulative Net Income (NI)	25
Relative Total Shareholder Return (TSR)(2)	25

(1)	Average return on net assets is tax-affected operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.
(2)	Relative TSR is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2019 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2016, including the reinvestment of dividends, relative to the companies in Russell 3000 Auto Parts Index.

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out.

2017 Grants. The Compensation Committee established the following 2017 target long-term incentive awards for our NEOs (consisting of time-based RSUs and performance-based RSUs, as described above), taking into account scope of responsibilities, individual performance, retention considerations and market compensation data, in early 2017:

Name	Long-Term Incentive Plan Target Annual Award ($)
Kevin P. Clark	$9,500,000
Joseph R. Massaro	1,900,000
Majdi B. Abulaban	1,900,000
David Paja	1,400,000
David M. Sherbin	1,400,000
Liam Butterworth	1,800,000

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Compensation Discussion and Analysis (continued)

The target annual award approved by the Committee differs from the amounts disclosed in the “Stock Awards” column of the 2017 Summary Compensation Table because of the different methodologies used to calculate the value of the award. With respect to the CEO, the differences in value attributable to the valuation methodologies are shown below:

	Target Annual Award Value Approved by the Compensation Committee		Actual Value Reported in the Summary Compensation Table
Year	Value Approved ($)	Stock Price Used in Share Determination ($)(1)	Value Reported ($)	Stock Price on Grant Date ($)(1)
2017	$9,500,000	$76.07	$10,095,699	$76.13
2016	8,755,000	83.63	7,044,063	66.72
2015	7,600,000	69.03	9,112,214	78.44

(1)	Stock prices presented are with respect to the shares of Delphi Automotive PLC, as such grants were made prior the spin-off of Delphi Technologies.

For awards starting in 2017, the Committee approved a modification to the Company’s share determination methodology, which applies the average stock price during the 10-day period prior to the date of the 2017 grant, and replaces the previous methodology, which applied the average share price for the prior year’s fourth quarter. The Committee believes the use of a time frame closer to the actual date of grant is more appropriate than using an average price established more than 60 days prior to the grant date

In connection with Mr. Paja’s hiring by the Company in 2017, he was also granted time-based RSUs in the amount of $1,913,000, which vest ratably over three years.

Treatment of Equity Awards in Connection with the Spin-Off. In connection with the December 4, 2017 spin-off of Delphi Technologies, certain equitable adjustments were made to all of the Company’s outstanding equity awards, including those held by the NEOs. The equitable adjustments were made in a manner intended to preserve, immediately after the spin-off, the approximate intrinsic value that the original awards had prior to the spin-off. A description of the equitable adjustments is set forth below.

Each outstanding Aptiv equity incentive award held by the NEOs, other than Mr. Butterworth, that was outstanding as of the spin-off was equitably adjusted based on a ratio comparing the closing price per share of Aptiv on the day of the spin-off to the opening price per share of Aptiv on the trading day immediately following the spin-off. The ratio was applied to the original number (or “target” number) of Aptiv shares subject to the award. Generally, such awards remain subject to substantially the same terms and conditions after the spin-off as the terms and conditions that applied prior to the spin-off, with performance objectives applicable to outstanding performance-based RSUs granted in 2016 and 2017 adjusted by the Compensation Committee to reflect the spin-off, as permitted under the terms of the ALIP.

As discussed above, Mr. Butterworth ceased employment with Aptiv and continued employment with Delphi Technologies, effective as of the spin-off. In accordance with the Employee Matters Agreement, Mr. Butterworth’s outstanding equity incentive awards were equitably converted into corresponding awards of Delphi Technologies shares. The number of Delphi Technologies shares underlying each award was calculated based on a ratio comparing the closing price per share of Aptiv on the day of the spin-off to the opening price per share of Delphi Technologies on the trading day immediately following the spin-off. The ratio was applied to the number of shares subject to the original award. Generally, such awards were to remain subject to substantially similar terms and conditions after the spin-off as the terms and conditions that applied prior to the spin-off (but recognizing Mr. Butterworth’s subsequent service to Delphi Technologies), and Delphi Technologies may adjust the performance objectives applicable to Mr. Butterworth’s performance-based RSUs to reflect the spin-off.

2015-2017 Performance-Based RSUs. In February 2018, we paid out the performance-based RSUs for the 2015-2017 performance period. The performance targets were established prior to the Board of Directors’ approval of the spin-off of the Company’s former Powertrain Systems segment, which was completed on December 4, 2017. In order to evaluate Aptiv’s financial performance against the established targets in consideration of the spin-off, for purposes of the Long-Term Incentive Plan, certain adjustments were made to the Company’s financial results from continuing operations in order to reflect the performance achieved during the performance period, as permitted pursuant to the Long-Term Incentive Plan.

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Compensation Discussion and Analysis (continued)

The following tables set forth: (1) the threshold, target and maximum levels, as well as the actual level achieved, for each performance metric; and (2) for each NEO, the target total number of performance-based RSUs and actual number of performance-based RSUs earned.

Metric	Weighting (%)	Threshold	Target	Maximum	Actual
Average Return on Net Assets (RONA)(1)(3)	50%	29.0%	34.7%	37.5%	37.8%
Cumulative Earnings Per Share (EPS)(2)(3)	30	$13.33	$16.84	$18.37	$18.25
Relative Total Shareholder Return (TSR)	20	30th%ile	50th%ile	90th%ile	51st%ile

(1)	Average return on net assets is tax-affected adjusted operating income divided by average net working capital plus average net property, plant and equipment for each calendar year, as adjusted for incentive plan calculation purposes.
(2)	Cumulative EPS is adjusted net income divided by the weighted number of diluted shares outstanding, as adjusted for incentive plan calculation purposes.
(3)	Actual achievement reflects adjustments permitted for incentive plan calculation purposes.

Based on the achievement of the performance goals associated with these performance-based RSUs, the payout multiplier was 186% of the awarded target opportunity. As a result,

the Compensation Committee approved the following 2017 performance-based RSU award payouts for the Aptiv NEOs, excluding Mr. Butterworth.

	Performance-based RSUs
Name(1)	Target Total Number of Units Granted (#)(2)	Actual Total Number of Units Earned (#)(2) (3)
Kevin P. Clark	96,890	188,373
Joseph R. Massaro	3,910	7,603
Majdi B. Abulaban	17,850	34,704
David M. Sherbin	14,025	27,266

(1)	Mr. Paja did not join Aptiv until 2017 and therefore was not a recipient of any long-term incentive awards in 2015.
(2)	Units presented with respect to Aptiv shares, as described in the Treatment of Equity Awards in Connection with the Spin-Off section.
(3)	Includes accrued dividend equivalents.

2017 Payments Related to Hiring

Mr. Paja joined the Company effective February 21, 2017. He received the following new hire payments as set forth below.

•	A one-time cash payment of $917,500 in lieu of (i) an annual incentive payment, and (ii) a portion of shares that would have otherwise vested from Mr. Paja’s prior employer; and
•	A one-time grant of time-based RSUs in the amount of $1,913,000, which vest ratably over three years.

Other Compensation

Additional compensation and benefit programs available to our NEOs are described below. Only those benefits and policies offered to the other salaried employee populations are available to our NEOs.

Salaried Retirement Savings Program (“SRSP”). Along with other eligible U.S. Aptiv salaried employees and executives, our eligible NEOs participate in our broad-based and tax-qualified defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). All contributions are subject to any contribution limits imposed by the Code.

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible U. S. employees receive Aptiv contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Supplemental Executive Retirement Program (“SERP”). The SERP was frozen (for purposes of credited service and compensation calculations) in 2008, as described further under the “Pension Benefits” section. Only Messrs. Abulaban and Sherbin are eligible for the SERP.

Severance Plans. In February 2017, we adopted the Aptiv PLC Executive Severance Plan (the “Severance Plan”) and the Aptiv PLC Executive Change in Control Severance Plan (the “Change in Control Plan”). The plans were adopted to provide severance protections to certain executives who are designated by the Committee as eligible to participate in each plan, including certain of the NEOs.

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Compensation Discussion and Analysis (continued)

For the eligible NEOs, the Severance Plan generally provides for severance benefits in the event of a “qualifying separation” (as defined in the Severance Plan to include a termination without “cause” or a resignation for “good reason”) of the NEO’s employment. Pursuant to the Severance Plan, an NEO who incurs a qualifying separation would be entitled to receive generally severance payments equal in the aggregate to a multiple of annual base salary (1.5X for officers with at least two years of service, and 1X for all other officers), unless and until the NEO is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a qualifying separation.

The Change in Control Plan generally provides for severance benefits in connection with a “qualifying separation” (as defined in the Change in Control Plan to include a termination without “cause” or a resignation for “good reason”) that occurs in connection with or within two years after a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an NEO who incurs a qualifying separation would be entitled to receive generally a lump sum cash payment in an amount equal to the sum of (1) three times base salary in the case of the CEO and two times base salary in the case of an NEO other than the CEO, and (2) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control (or in the case of an NEO other than the CEO, two times the higher of the NEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control). In addition, an NEO who incurs a qualifying separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for NEOs other than the CEO.

Benefits under the Severance Plan and the Change in Control Plan are generally subject to execution by the NEO of a general waiver and release of claims in favor of Aptiv.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, when applicable, and in general, these benefits are the same as those provided to similarly situated non-officer employees. The primary expatriate benefits include housing allowance, transportation allowance and tax equalization in home and host country. Additional details are covered in the “2017 Summary Compensation Table”.

Governance Practices

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, Aptiv’s Board believes that our officers should maintain an appropriate level of equity interest in Aptiv. To that end, our Board has adopted the following stock ownership guidelines:

•	The CEO is required to hold a minimum of six times his base salary in Aptiv shares;
•	Our other most senior elected officers (generally, our other Section 16 officers, including all of our NEOs) are required to hold a minimum of three times their base salaries in Aptiv shares; and
•	Our elected Corporate staff officers are required to hold a minimum of one time their base salaries in Aptiv shares.

In 2017, as part of the review of stock ownership guidelines, the Board increased the amount of Aptiv shares that the CEO is required to hold, from a minimum of five times his base salary to a minimum of six times his base salary. Our officers, including the Aptiv NEOs, excluding Mr. Butterworth, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. Until such time as the required holding is met, officers may not sell stock, subject to limited exceptions. Once the ownership requirement has been met, an officer may sell stock, provided, however, that the minimum ownership requirement must continue to be met. The Compensation Committee reviews the ownership level for covered executives each year. As of the 2017 measurement of ownership, all of the Aptiv NEOs were at or above the applicable ownership requirement.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under securities laws, then the Compensation Committee will review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee expects to update our clawback policy, as appropriate, to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as implemented by the Securities and Exchange Commission and the New York Stock Exchange.

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive

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Compensation Discussion and Analysis (continued)

Plan. The non-interference agreements include non-compete and non-solicitation covenants, which generally prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Aptiv;
•	Soliciting or hiring employees for 24 months after leaving Aptiv; and
•	Soliciting customers for 24 months after leaving Aptiv.

If the terms of the confidentiality and non-interference agreements are violated, Aptiv has the right to cancel or rescind any final Long-Term Incentive Plan award, consistent with applicable law.

No Excise Tax Gross-Ups. We do not provide any excise tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company prohibits its directors, officers and employees from purchasing Company securities on margin or holding Company securities in a margin account. The Company also prohibits its directors, officers and employees from pledging the Company’s securities as collateral for a loan. The Company’s Policy Prohibiting Insider Trading is available on Aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Independent Compensation Consultant. The Compensation Committee retains Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP during 2017 for the Compensation Committee included the following:

•	Providing analyses and recommendations that inform the Compensation Committee’s decisions;
•	Preparing and evaluating market pay data and competitive position benchmarking;
•	Assisting in the design and development of Aptiv’s executive compensation programs;
•	Providing updates on market compensation trends and the regulatory environment as they relate to executive compensation;
•	Reviewing various management proposals presented to the Compensation Committee related to executive compensation; and
•	Working with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and concluded that no conflict of interest exists, which would prevent CAP from independently representing the Compensation Committee. CAP does not perform other services for the Company, and will not do so without the prior consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Compensation Committee’s meetings and, when requested by the Compensation Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. Pay Governance, an independent executive compensation consulting firm, conducted a risk assessment of our compensation programs in January 2017 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Aptiv. The assessment included a review of our incentive plan structures, pay practices, governance process including the Compensation Committee’s oversight of such programs and interviews with executives representing Accounting, Finance, HR and Internal Audit.

The Compensation Committee and CAP reviewed the 2017 assessment and discussed the report with management. The Compensation Committee agreed that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Aptiv. In doing so, the Compensation Committee also reaffirmed the following key risk mitigating factors with respect to our NEOs:

•	Mix of fixed versus variable, cash versus equity-based and short- versus long-term compensation with an emphasis on equity-based pay;
•	Incentive award opportunities, with performance-based awards capped at two times the target amount, that span both annual and overlapping, multiyear time periods and condition payout on a range of financial metrics (including total shareholder return);
•	Application of a clawback policy; and
•	Stock ownership guidelines and the prohibition of hedging and pledging.

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Compensation Discussion and Analysis (continued)

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of compensation paid to certain executive officers (and, beginning for 2018, certain former executive officers) that exceeds $1 million in any taxable year. Historically, an exception was available for compensation that qualifies as “performance-based” within the meaning of Section 162(m), but the exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.

It has been our policy to structure certain compensation arrangements with our executive officers to potentially qualify as performance-based so as to potentially maximize the tax deductibility of that compensation for U.S. federal income tax purposes; however, there have been cases where the benefit of such tax deductibility was outweighed by the need for flexibility or the attainment of other objectives. In either case, the Compensation Committee did not consider in any significant matter any specific quantification of potential deductibility or potential lost deductibility when making its compensation decisions. Furthermore, even if the Compensation Committee has intended (or should desire in the future) to grant compensation that qualifies for the performance-based exception, Aptiv cannot guarantee that such compensation will so qualify or ultimately will be deductible.

COMPENSATION COMMITTEE REPORT

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

Mark P. Frissora, Chairman

Rajiv L. Gupta

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2017 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation of the individuals who served for 2017 as President and Chief Executive Officer (Kevin P. Clark), Senior Vice President and Chief Financial Officer (Joseph R. Massaro), the next three most highly compensated executive officers who were serving as of December 31, 2017 (Majdi B. Abulaban, David Paja and David M. Sherbin) and our former Senior Vice President and President, Powertrain Systems and DPSS (Liam Butterworth).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kevin P. Clark(1)	2017	$1,275,000	$—	$10,095,699	$2,184,000	$—	$245,648	$13,800,347
President and Chief	2016	1,175,000	—	7,044,063	1,962,000	—	185,729	10,366,792
Executive Officer	2015	1,066,667	500,000	9,112,214	1,353,000	—	164,438	12,196,319
Joseph R. Massaro(1)	2017	619,125	—	2,019,136	766,740	—	46,872	3,451,873
Senior Vice President and Chief Financial Officer	2016	539,717	—	1,206,913	540,688	—	31,995	2,319,313
Majdi B. Abulaban(1)	2017	667,500	—	2,019,136	633,130	9,250	1,018,815	4,347,831
Senior Vice President and President, Signal and Power Solutions Segment and Engineered Components Group	2016 2015	652,500 630,000	— —	1,464,351 8,489,540	581,490 431,047	— —	1,056,488 834,842	3,754,829 10,385,429
David Paja(1)	2017	517,917	917,500	3,402,373	571,712	—	293,239	5,702,741
Senior Vice President and President, Advanced Safety and User Experience Segment
David M. Sherbin(1)	2017	591,250	—	1,487,855	637,245	2,635	89,138	2,808,123
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Liam Butterworth(1) Former Senior Vice President and President, Powertrain Systems Segment and DPSS	2017 2016 2015	525,282 578,689 553,852	— 865,800 577,200	1,912,915 1,255,157 5,525,333	674,206 527,058 464,860	— — —	89,081 85,884 119,998	3,201,484 3,312,588 7,241,243

(1)	Messrs. Clark, Massaro, Abulaban Sherbin and Butterworth received base salary increases in 2017. Mr. Clark’s base salary increased to $1,300,000, Mr. Massaro’s base salary increased to $640,500, Mr. Abulaban’s base salary increased to $670,000, Mr. Sherbin’s base salary increased to $595,000 and Mr. Butterworth’s base salary increased to $617,545. Mr. Paja is a German employee and Mr. Butterworth was a Luxembourg employee. Their salary, bonus and other compensation items are paid in Euros. U.S. Dollar amounts in this Proxy Statement with respect to Mr. Paja and Mr. Butterworth have been converted from Euros at a rate of 1.13 Dollars to one Euro. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2017.
(2)	Base salary and annual incentive awards are eligible for deferral under the SRESP. All of the NEOs, other than Mr. Paja and Mr. Butterworth, participated in the SRESP in 2017. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2017 Summary Compensation Table. Contributions to the SRESP are displayed in the “Non-Qualified Deferred Compensation” section.
(3)	Mr. Paja received a signing bonus payment of $917,500 in 2017 related to a portion of bonus and stock awards from his previous employer that were forfeited.
(4)

The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2017 grant date for accounting purposes for the annual award was set at February 28, 2017, as approved by the Board of Directors and the Compensation Committee. For assumptions used in determining the fair value of these awards, see Note 21. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form

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2018 NOTICE OF MEETING AND PROXY STATEMENT

2017 Summary Compensation Table (continued)

10-K for the fiscal year ended December 31, 2017. The award values include the value of performance-based RSUs based on target performance. Assuming maximum performance achievement and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2017, the values in the “Stock Awards” column would be $16,638,059 for Mr. Clark; $3,327,566 for Mr. Massaro; $3,327,566 for Mr. Abulaban; $4,366,512 for Mr. Paja; $2,451,995 for Mr. Sherbin and $3,152,543 for Mr. Butterworth. Refer to page 28 for a discussion of the valuation methodology used in 2015, 2016 and 2017, which impacted the award value reported in the “Stock Awards” column. The 2015 award values reported for Messrs. Abulaban and Butterworth reflect the grant of continuity awards to help ensure retention of these executive at the time of our leadership transition.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our Annual Incentive Plan.
(6)	Messrs. Abulaban and Sherbin were eligible to receive benefits under the SERP during 2017. In addition, for Mr. Abulaban, the amount of year-over-year gain for 2016 was $14,338 and the amount of year-over-year loss for 2015 was $2,250. No amount in this column represents above-market or preferential earnings on non-qualified deferred compensation. Although the SERP is a frozen program (see “Pension Benefits” section) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the pension liability change each year.
(7)	Amounts reported in the “All Other Compensation” column for 2017 reflect the following:

Name	Aptiv Contributions(a)	Life Insurance(b)	Expatriate Assignment(c)	Other(d)	Total
Kevin P. Clark	$242,775	$2,873	$—	$—	$245,648
Joseph R. Massaro	46,393	479	—	—	46,872
Majdi B. Abulaban	92,324	816	925,675	—	1,018,815
David Paja	—	—	169,416	123,823	293,239
David M. Sherbin	87,800	1,338	—	—	89,138
Liam Butterworth	53,775	2,459	—	32,847	89,081

(a)	For NEOs other than Mr. Paja and Mr. Butterworth, this column reflects Aptiv’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Aptiv provides a contribution of 4% of base salary and annual incentive award payment. We also provide a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in the “Non-Qualified Deferred Compensation” section. For Mr. Butterworth, this column reflects contributions to Aptiv’s defined contribution plan for eligible employees in Luxembourg.
(b)	This column reflects the dollar value of the insurance premiums paid for each NEO for premium payments made regarding his life insurance policy.
(c)	Mr. Abulaban is on an expatriate assignment. The payment represented in this column includes: housing and living cost allowances of $303,867 and tax equalization payments totaling $621,808 to tax authorities in the United States and China on Mr. Abulaban’s behalf, in connection with his expatriate assignment. Mr. Paja receives certain expatriate benefits. The payment represented in this column includes: housing and Company-provided automobile of $91,189 and education of $78,227.
(d)	For Mr. Paja, this amount represents relocation of $123,823. For Mr. Butterworth, this amount represents a Company-provided automobile and related expenses of $30,282, and a vacation allowance.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

2017 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Clark		$975,000	$1,950,000	$3,900,000
	2/28/2017							36,635	$2,376,931
	2/28/2017				54,951	109,901	219,802		7,718,768
Joseph R. Massaro		288,225	576,450	1,152,900
	2/28/2017							7,328	475,432
	2/28/2017				10,990	21,980	43,960		1,543,704
Majdi B. Abulaban		284,750	569,500	1,139,000
	2/28/2017							7,328	475,432
	2/28/2017				10,990	21,980	43,960		1,543,704
David Paja		240,125	480,250	960,500
	2/28/2017							29,508	1,914,517
	2/28/2017							5,400	350,350
	2/28/2017				8,098	16,196	32,392		1,137,505
David M. Sherbin		267,750	535,500	1,071,000
	2/28/2017							5,400	350,350
	2/28/2017				8,098	16,196	32,392		1,137,505
Liam Butterworth		262,457	524,913	1,049,826
	2/28/2017							11,973	450,385
	2/28/2017				17,958	35,915	71,830		1,462,530

(1)	These columns show the threshold, target and maximum awards payable to our NEOs under the 2017 Annual Incentive Plan. The final award is determined by both Corporate and Segment performance, as well as individual performance achievements and achievement against the SRM, as determined by the Compensation Committee.
(2)	These columns show the threshold, target and maximum number of RSUs possible under the performance-based RSUs granted in 2017 pursuant to our Long-Term Incentive Plan (as adjusted in connection with the spin-off of Delphi Technologies). The actual payouts will be based on three performance metrics (Average Return on Net Assets, Cumulative Net Income and relative TSR) during the performance period from January 1, 2017 through December 31, 2019. Mr. Butterworth’s equity incentive awards are presented as equitably adjusted into corresponding Delphi Technologies awards, as further described under “Compensation Discussion and Analysis – Treatment of Equity Awards in Connection with the Spin-Off.”
(3)	This column shows the number of time-based RSUs granted to our NEOs in 2017 pursuant to our Long-Term Incentive Plan excluding dividend equivalents (as adjusted in connection with the spin-off of Delphi Technologies). These time-based RSUs vest ratably over three years on the first, second and third anniversary dates of the date of grant. Mr. Butterworth’s equity incentive awards are presented as equitably adjusted into corresponding Delphi Technologies awards, as further described under “Compensation Discussion and Analysis – Treatment of Equity Awards in Connection with the Spin-Off.”
(4)	This column reflects the grant date fair value of each award determined in accordance with FASB ASC Topic 718, including, for performance-based awards, the target outcome of the performance conditions, excluding the effect of estimated forfeitures. Except for the performance-based RSUs based on relative TSR (25% of the annual performance-based RSUs), the grant date value for the equity awards was determined based on the grant date closing price of our stock on the New York Stock Exchange. If the grant is issued on a non-trading day, the grant date closing price was deemed to be the closing price of our stock on the last preceding date on which any reported sale occurred. The closing price of Delphi Automotive PLC shares on February 28, 2017 was $76.13. The grant date fair value for the relative TSR performance-based RSUs was determined using a Monte Carlo simulation and was based on a price of $101.25 per Delphi Automotive PLC share. As described in “Compensation Discussion and Analysis – Treatment of Equity Awards in Connection with the Spin-Off”, in December 2017 such awards were equitably adjusted in connection with the spin-off of Delphi Technologies in a manner intended to preserve, immediately after the spin-off, the approximate intrinsic value that the original awards had prior to the spin-off, which had no impact on the grant date fair value of the awards.

Our NEOs are (or were) parties to offer letters or employment agreements with Aptiv that generally describe the compensation and benefits initially provided to them upon employment. For more information about these arrangements, refer to “Potential Payments Upon Termination or Change in Control”. For more information about the NEOs’ relative mix of salary and other compensation elements in proportion to total compensation, refer to “Compensation Discussion and Analysis — Target Annual Total Direct Compensation Mix”. The amounts of time-based and performance-based RSUs reflected in the “2017 Grants of Plan-Based Awards” table, and the “2017 Outstanding Equity Awards at Fiscal Year-End” table reflect adjustments to those awards in connection with the spin-off of Delphi Technologies, as further described under “Compensation Discussion and Analysis — Treatment of Equity Awards in the Spin-Off”.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below reflect each Aptiv NEO’s, excluding Mr. Butterworth, outstanding long-term incentive awards as of December 31, 2017 (as adjusted in connection with the spin-off of Delphi Technologies). The market values are calculated using a share price of $84.83, the December 29, 2017 closing price of our stock. The performance-based RSUs granted in 2015, 2016 and 2017, labeled with performance periods 1/1/2015-12/31/2018, 1/1/2016-12/31/2018 and 1/1/2017-12/31/2019, are presented at the maximum level of performance.

	Stock Awards
Name	Restricted Stock Unit Grant Date or Performance Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4),(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin P. Clark	2/18/2015	11,226	$952,302
	2/28/2016	21,011	1,782,363
	2/28/2017	36,977	3,136,759
	1/1/2016-12/31/2018			189,086	$16,040,165
	1/1/2017-12/31/2019			221,854	18,819,875
Joseph R. Massaro	2/18/2015	1,360	115,369
	2/28/2016	3,601	305,473
	2/28/2017	7,397	627,488
	1/1/2016-12/31/2018			32,396	2,748,153
	1/1/2017-12/31/2019			44,370	3,763,907
Majdi B. Abulaban	2/18/2015	2,068	175,428
	2/18/2015(6)	44,313	3,759,072
	2/28/2016	4,369	370,622
	2/28/2017	7,397	627,488
	1/1/2015-12/31/2018(7)			88,628	7,518,313
	1/1/2016-12/31/2018			39,308	3,334,498
	1/1/2017-12/31/2019			44,370	3,763,907
David Paja	2/28/2017	5,451	462,408
	2/28/2017	29,784	2,526,577
	1/1/2017-12/31/2019			32,696	2,773,602
David M. Sherbin	2/18/2015	1,626	137,934
	2/28/2016	2,821	239,305
	2/28/2017	5,451	462,408
	1/1/2016-12/31/2018			25,376	2,152,646
	1/1/2017-12/31/2019			32,696	2,773,602
Liam Butterworth(8)	—	—	—	—	—

(1)	To better understand the information in this table we included the time-based RSU award grant dates and the performance periods of our performance-based RSU awards. All shares include dividend equivalents and are presented as adjusted in connection with the spin-off of Delphi Technologies.
(2)	This column shows the unvested time-based RSU awards as of December 31, 2017:

•	Units granted on 2/18/2015 vest on February 16, 2018.
•	Units granted on 2/28/2016 vest ratably on each of the first, second and third anniversaries of the grant date.
•	Units granted on 2/28/2017 vest ratably on each of the first, second and third anniversaries of the grant date.

(3)	The amount shown represents the market value of awards using a per share price of $84.83, the closing price of our stock on December 29, 2017.
(4)	RSUs represent maximum performance levels.
(5)	Of the awards reflected in this column, the 2016-2018 performance-based RSUs will be settled in early 2019 after the results for the three-year performance period are determined and the 2017-2019 performance-based RSUs will be settled in early 2020 after the results for the three-year performance period are determined.
(6)	Time-based continuity awards will cliff vest on December 31, 2018.
(7)	Performance-based continuity awards will cliff vest on December 31, 2018 based on satisfaction of the performance condition.
(8)	Mr. Butterworth’s outstanding equity incentive awards were equitably adjusted into corresponding Delphi Technologies awards, as further described under “Compensation Discussion and Analysis – Treatment of Equity Awards in Connection with the Spin-Off”.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2017 for our NEOs. The value realized on vesting is equal to the market price of the underlying shares on the date of vest.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kevin P. Clark	211,219	$17,699,452
Joseph R. Massaro	11,534	941,418
Majdi B. Abulaban	40,024	3,344,610
David M. Sherbin	31,426	2,626,279
Liam Butterworth	4,285	323,346

(1)	The shares and values listed in these columns include time-based Delphi Automotive PLC RSUs that vested on February 17, 2017 and performance-based Aptiv PLC RSUs that were earned as of December 31, 2017, and settled on February 16, 2018. The shares and values for Mr. Butterworth include time-based RSUs that vested on February 17, 2017. Mr. Butterworth did not have any Aptiv performance-based RSUs as of December 31, 2017.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

PENSION BENEFITS

Certain executives, including Messrs. Abulaban and Sherbin, are eligible to receive benefits under the SERP.

The SERP is a supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives must meet both of the following requirements:

•	The executive was appointed to an executive position at the former Delphi Corporation, as of September 30, 2008; and
•	The executive was employed by Aptiv on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by Aptiv until the earlier of separation, death or disability; and
•	At the time of termination of employment, death or disability, the executive must have at least 10 years of service and be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies, in which event the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

Service is credited as of December 31, 2006. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2017 Pension Benefits table is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the former Delphi Corporation’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until age 62.

The present value figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The following table sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2017 Pension Benefits

Name(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kevin P. Clark	—	—	$—	—
Joseph R. Massaro	—	—	—	—
Majdi B. Abulaban	SERP	21.6	241,643	—
David Paja	—	—	—	—
David M. Sherbin	SERP	1.3	35,366	—
Liam Butterworth	—	—	—	—

(1)	Messrs. Clark, Massaro, Paja and Butterworth joined Aptiv after the SERP was closed and frozen, and are therefore ineligible for benefits under the program.
(2)	Number of years of credited service is as of December 31, 2006 and includes service with the former Delphi Corporation. Each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Aptiv contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2017, including the NEOs other than Mr. Paja and Mr. Butterworth, were permitted to defer additional income above $270,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2017, into a SRESP deferral account. They also received the following benefits:

•	All SRESP-eligible employees receive an Aptiv contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP; and
•	Eligible employees who made deferral contributions under the SRESP received an additional Aptiv matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Aptiv of 3.5% of each eligible employee’s base salary.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2017 plan, deferral elections were required to be made by December 2016. During this process, eligible employees were allowed to make deferral elections related to their 2017 base salary and any annual incentive award based on 2017 performance that would be scheduled to be paid in 2018 (but no later than March 15, 2018).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Aptiv contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Aptiv in 2017, as well as the aggregate balances of these accounts at the end of 2017.

2017 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)(4)	Aggregate Balance at Last FYE ($)
Kevin P. Clark	$207,690	$222,525	$152,239	$—	$1,404,475
Joseph R. Massaro	—	35,593	18,723	—	124,987
Majdi B. Abulaban	68,529	73,424	33,952	39,945	332,099
David Paja	—	—	—	—	—
David M. Sherbin	67,993	67,550	21,447	204,339	175,389
Liam Butterworth	—	—	—	—	—

(1)	All of our NEOs, except Messrs. Paja and Butterworth who are not eligible SRESP participants, and Mr. Massaro, elected to defer a portion of their salary and annual incentive awards as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the “2017 Summary Compensation Table”.
(2)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, are disclosed in the “All Other Compensation” column in the “2017 Summary Compensation Table”.
(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2017 Summary Compensation Table”.
(4)	The withdrawals of our NEOs were made in accordance with the deferral election process described in this section.

APTIV PLC    39

2018 NOTICE OF MEETING AND PROXY STATEMENT

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Employment Arrangements

We have offer letters in place with all Aptiv NEOs. These offer letters describe our standard terms and conditions of employment and compensation and benefits provided to the individual. Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual incentive at target in the event he is terminated by the Company without cause.

Each executive who participates in the annual Long-Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occur:

•	A change in ownership or control of Aptiv resulting in any person or group other than Aptiv or a Aptiv employee benefit plan acquiring securities of Aptiv possessing more than 50% of the total combined voting power of Aptiv’s equity securities outstanding after such acquisition;
•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of Aptiv, in one or a series of related transactions, to any person or group other than Aptiv.

If involuntarily terminated without “Cause” as defined below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long-Term Incentive Plan

An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a voluntary resignation from Aptiv (other than for good reason), including retirement, except as described below for Mr. Clark, any time-based RSUs that have not vested will be canceled. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be prorated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined based on actual performance at the end of the performance period and shares will be distributed at the time of the general distribution.

If an executive voluntarily departs (with the exception of the retirement and good reason provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

“Cause” is defined in the Long-Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Aptiv or on the business or reputation of Aptiv;
•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;
•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Aptiv;
•	Willful violation of Aptiv’s Code of Ethical Business Conduct or other material policies;
•	Willful neglect in the performance of duties for Aptiv, or willful or repeated failure or refusal to perform these duties; or
•	Material breach of any applicable employment agreement.

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2018 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

“Good Reason” is defined in the Long-Term Incentive Plan as:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;
•	Relocation of the NEO’s principal place of employment more than 50 miles from the location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by Aptiv of the agreement under which the NEO provides services to us.

Upon a qualifying termination within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and
•	After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Aptiv or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by Aptiv without cause, or by the NEO for good reason, or due to death or disability.

Change in Control Plan

The Change in Control Plan generally provides for severance benefits in connection with a “qualifying separation” (as defined in the Change in Control Plan to include a termi-

nation without “cause” or a resignation for “good reason”) that occurs in connection with or within two years after a Change in Control (as defined in the Change in Control Plan). Pursuant to the Change in Control Plan, an NEO who incurs a qualifying separation would be entitled to receive generally a lump sum cash payment in an amount equal to the sum of (1) three times base salary in the case of the CEO and two times base salary in the case of an NEO other than the CEO, and (2) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control (or in the case of an NEO other than the CEO, two times the higher of the NEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control). In addition, an NEO who incurs a qualifying separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for NEOs other than the CEO.

Severance Plan

For the eligible NEOs, the Severance Plan generally provides for severance benefits in the event of a “qualifying separation” (as defined in the Severance Plan to include a termination without “cause” or a resignation for “good reason”) of the NEO’s employment. Pursuant to the Severance Plan, an NEO who incurs a qualifying separation would be entitled to receive generally severance payments equal in the aggregate to a multiple of annual base salary (1.5X for officers with at least two years of service, and 1X for all other officers), unless and until the NEO is employed by another employer. The Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a qualifying separation.

APTIV PLC    41

2018 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

Potential Payments upon Termination or Change in Control

		Termination Scenario
Name	Component	Voluntary Resignation / Retirement (If Eligible)(5)(6)	Involuntary (Not For Cause) or For Good Reason	Involuntary (For Cause)	Change in Control and Termination	Death/Disability
Kevin P. Clark	Cash Severance(1)	$—	$4,875,000	$—	$9,750,000	$—
	Annual Incentive Plan(2)	2,184,000	2,184,000	—	2,184,000	2,184,000
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	1,536,271	—	5,871,424	1,536,271
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	8,570,799	13,760,275	—	26,000,819	13,760,275
	Benefits Continuation	—	—	—	57,173	—
	Total	10,754,799	22,355,546	—	43,863,416	17,480,546
Joseph R. Massaro	Cash Severance(1)	—	1,825,425	—	2,433,900	—
	Annual Incentive Plan(2)	766,740	766,740	—	766,740	766,740
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	223,527	—	1,048,329	223,527
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	345,852	1,235,040	—	3,601,882	1,235,040
	Benefits Continuation	—	—	—	21,976	—
	Total	1,112,592	4,050,732	—	7,872,827	2,225,307
Majdi B. Abulaban	Cash Severance(1)	—	1,859,250	—	2,479,000	—
	Annual Incentive Plan(2)	633,130	633,130	—	633,130	633,130
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	3,079,244	—	4,932,610	3,079,244
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	1,578,941	5,436,331	—	8,887,300	5,436,331
	Benefits Continuation	—	—	—	10,259	—
	Total	2,212,071	11,007,955	—	16,942,299	9,148,705
David Paja	Cash Severance(1)	—	565,000	—	2,090,500	—
	Annual Incentive Plan(2)	571,712	571,712	—	571,712	571,712
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	—	—	2,988,985	—
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	—	—	—	1,386,801	—
	Benefits Continuation	—	—	—	—	—
	Total	571,712	1,136,712	—	7,037,998	571,712
David M. Sherbin	Cash Severance	—	1,695,750	—	2,261,000	—
	Annual Incentive Plan(2)	637,245	637,245	—	637,245	637,245
	Long-Term Incentives — Time-Based Restricted Stock Units(3)(4)	—	214,705	—	839,647	214,705
	Long-Term Incentives —Performance-Based Restricted Stock Units(3)(4)	1,937,008	1,937,008	—	3,703,678	1,937,008
	Benefits Continuation	—	—	—	38,115	—
	Total	2,574,253	4,484,708	—	7,479,685	2,788,958

(1)	In the case of an involuntary not for cause termination or a termination for good reason, Messrs. Clark, Massaro, Abulaban and Sherbin are eligible to receive severance payments equal to 18 months of base salary, plus 1.5 times the value of the annual incentive plan target award. Mr. Paja is eligible to a severance payment equal to 1 times base salary. In the case of a qualifying Change in Control termination, Mr. Clark is eligible to receive a severance payment equal 3 times base salary, plus 3 times the value of the annual incentive plan target award. In the case of a qualifying Change in Control termination, Messrs. Massaro, Abulaban, Paja and Sherbin are eligible to receive a severance payment equal 2 times base salary, plus 2 times the value of the annual incentive plan target award.
(2)	In all scenarios except a voluntary termination or an involuntary termination for cause, the NEO would receive a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to performance assessment and will be paid after the conclusion of the performance period.
(3)	The value shown is based on the market value of the award using a per-share price of $84.83, the closing price of our stock on December 29, 2017.
(4)	In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Long-Term Incentive Plan”. Also as described under “Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated. The performance-based RSUs included represent a 100% payout of each award.
(5)	In the event of a voluntary termination on December 31, 2017, each NEO would receive the value of their 2015 performance-based RSUs.
(6)	As of December 31, 2017, Mr. Sherbin is the only NEO eligible to retire.

42    APTIV PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

Potential Payments Upon Termination or Change in Control (continued)

As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 29, 2017 would be made within 60 days after July 1, 2018. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Separation of Mr. Butterworth

Mr. Butterworth stepped down from his position effective December 4, 2017 in connection with the spin-off of Delphi Technologies and was not entitled to any enhanced benefits or compensation from Aptiv in connection with his departure.

CEO Pay Ratio

Aptiv is a global company employing 130,000 employees in 45 countries. We refer to the employee who received the median of the annual cash compensation of all of our employees (other than Mr. Clark), as the “Median Employee.” The Median Employee was identified by using a consistently applied compensation measure of cash compensation, as further described below, for the period beginning on January 1, 2017, and ending on December 31, 2017, across our global employee population as of December 31, 2017. All full-

time, part-time, and temporary employees of Aptiv and its consolidated subsidiaries as of December 31, 2017, were included. The employees considered did not include any independent contractors or “leased” workers. The compensation for any employee who was hired after January 1, 2017, was annualized for 2017. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

The cash compensation used in the analysis consisted of base salary or regular wages, premium pay (including but not limited to overtime, holiday pay, and shift differential), and incentive pay. This definition of cash compensation was chosen because we believe it is a compensation measure that provides an accurate depiction of total earnings, and can be applied consistently across the globe.

After identifying the Median Employee using the methodology described above, we calculated annual total compensation for the Median Employee using the same methodology as compensation reported in the 2017 Summary Compensation Table for the CEO. The Median Employee’s annual total compensation is $5,464. When compared to our CEO’s annual total compensation of $13,800,347, the ratio of the total annual compensation of our CEO to the total annual compensation of our Median Employee was approximately 2,526 : 1.

APTIV PLC    43

2018 NOTICE OF MEETING AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

As of the time of Audit Committee approval of this Report, the Audit Committee consisted of Messrs. Zimmerman (Chairman), Dellaquila, Mahoney and Wiedemann, and Ms. Pinczuk. All of the members of the Audit Committee are independent directors under the NYSE listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that each of Messrs. Zimmerman, Dellaquila and Mahoney qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Aptiv’s independent registered public accounting firm. As part of the evaluation of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities and independent registered public accounting firm’s technical expertise and knowledge of the Company’s global operations and industry. In connection with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise prohibited under applicable law.

Management is responsible for Aptiv’s internal controls and the financial reporting process. Aptiv’s independent registered public accounting firm is responsible for performing an audit of Aptiv’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Aptiv’s audited financial statements for the fiscal year ended December 31, 2017 and has met and held discussions with management and Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Aptiv’s consolidated financial statements for fiscal year 2017 were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions between the Audit Committee and EY included the matters required to be discussed by Rules on Auditing Standard No. 1301, Communications with Audit Committees, and Related and Transitional Amendments to PCAOB Standards.

The Audit Committee received the written disclosures and letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with EY the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Aptiv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by EY during 2017 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Lawrence A. Zimmerman, Chairman

Frank J. Dellaquila

Sean O. Mahoney

Ana G. Pinczuk

Bernd Wiedemann

44    APTIV PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Aptiv’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, except as otherwise prohibited pursuant to the Securities Exchange Act of 1934, as amended. The Chairman of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal years 2017 and 2016, EY provided various audit, audit-related, tax and other services to Aptiv. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by EY in 2017 and 2016. The following table presents fees for professional services charged by EY by type and amount for fiscal years 2017 and 2016:

($ in thousands)	2017	2016
Audit fees(1)	$14,000	$12,900
Audit-related fees(2)	4,700	3,500
Total audit and audit related fees	18,700	16,400
Tax fees(3)	4,100	3,700
All other fees(4)	100	100
Total fees	$22,900	$20,200

(1)	Audit Fees — Audit fees billed or to be billed are related to EY’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, audit services performed in connection with registration statements and issuance of comfort letters and consents.
(2)	Audit-Related Fees — Audit-related services consisted primarily of employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions and divestitures, carve-out audits associated with divestitures and spin-off transactions, and other attest services.
(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.
(4)	All Other Fees — All other fees relate to advisory services at certain international locations.

APTIV PLC    45

2018 NOTICE OF MEETING AND PROXY STATEMENT

APPOINTMENT OF AND PAYMENT TO AUDITORS

(Resolution 12)

The Audit Committee of our Board has appointed EY as our auditors. Shareholders are requested to reappoint EY as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2019. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of EY as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2018.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst & Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Resolution 13)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Aptiv and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 13, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

46    APTIV PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Resolution 14)

Section 14A of the Exchange Act also requires the Company to provide shareholders with the opportunity to cast an advisory, non-binding vote on how frequently the Company should seek an advisory vote on the compensation of the Company’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Resolution 14, shareholders may indicate whether they would prefer an advisory, non-binding vote on NEO compensation to occur once every one, two or three years. Shareholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay vote at least every six years.

After careful consideration of this Proposal, the Board has determined that an advisory, non-binding vote on executive compensation that occurs every year is the most appropriate alternative for Aptiv, and therefore the Board recommends that you vote for to conduct future advisory votes on NEO compensation every year.

In formulating its recommendation, the Board considered that at our 2012 annual meeting, our shareholders indicated their preference for such advisory vote to be held every year and we have included such proposal annually since the 2012 annual meeting. In addition, we believe an annual advisory, non-binding vote on executive compensation will allow shareholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting.

“RESOLVED, that the Company’s shareholders determine, by voting on one of the three alternatives below, on an advisory, non-binding basis, the frequency with which they should have an advisory vote on the compensation of the Company’s named executive officers:

Choice 1 — EVERY YEAR;

Choice 2 — EVERY TWO YEARS; or

Choice 3 — EVERY THREE YEARS.”

The option that receives the highest number of votes cast by shareholders will be considered approved by the shareholders on an advisory, non-binding basis. If no choice receives the required majority vote approval, the Board will take into account all voting results in determining the frequency of the say-on-pay vote. However, because this vote is advisory and not binding on the Board or Aptiv, the Board may decide that it is in the best interests of our shareholders and Aptiv to hold an advisory, non-binding vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends a vote “FOR” the option of “EVERY YEAR” as the frequency of advisory, non-binding votes on the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

APTIV PLC    47

2018 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth in the table below is information about the number of ordinary shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be the beneficial owners of more than five percent (5%) of Aptiv ordinary shares (based on 265,839,794 ordinary shares outstanding at December 31, 2017), based on information furnished by the identified persons to the SEC.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 28, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	22,171,304	8.34%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	18,083,916	6.8%

(1)	Represents ordinary shares beneficially owned by The Vanguard Group, Inc. This information is based on a Schedule 13G/A filed with the SEC on February 12, 2018.
(2)	Represents ordinary shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on January 30, 2018.

48    APTIV PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 28, 2018 concerning beneficial ownership of Aptiv ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Kevin P. Clark(1)	453,458	*
Joseph R. Massaro(1)	18,858	*
Majdi B. Abulaban(1)	72,316	*
Nancy E. Cooper	—	*
Frank J. Dellaquila(2)	2,249	*
Nicholas M. Donofrio(2)	120,141	*
Mark P. Frissora(2)	12,011	*
Rajiv L. Gupta(2)	28,707	*
Sean O. Mahoney(2)	11,150	*
David Paja(1)	—	*
Colin J. Parris(2)	749	*
Ana G .Pinczuk(2)	3,338	*
David M. Sherbin(2)	45,890	*
Thomas W. Sidlik(2)	10,837	*
Bernd Wiedemann(2)	8,348	*
Lawrence A. Zimmerman(2)	16,256	*
Officers and directors as a group (20 persons)	848,480	*

*	Less than 1%.
(1)	Each of our executive officers employed by Aptiv at the time of grant, including named executive officers, received RSUs in 2016, 2017 and 2018 that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These unvested RSUs are not included in the table above because such shares are not issuable within 60 days.
(2)	Each of the non-employee directors, other than Ms. Cooper, who did not join the Board until 2018, received RSUs as set forth below that represent a right to receive one ordinary share pursuant to the Long-Term Incentive Plan. These RSUs vest in full on April 25, 2018 and are included in the “Security Ownership of Management” table. In addition, each RSU granted has a dividend equivalent attached to it, which will convert to shares upon the vesting of the underlying RSU on April 25, 2018. Such dividend equivalents are included in the table.

Name of Beneficial Owner	Number of RSUs
Frank J. Dellaquila	749
Nicholas M. Donofrio	2,496
Mark P. Frissora	2,540
Rajiv L. Gupta	5,940
Sean O. Mahoney	2,362
Colin J. Parris	749
Ana G. Pinczuk	2,362
Thomas W. Sidlik	2,362
Bernd Wiedemann	2,362
Lawrence A. Zimmerman	2,717

APTIV PLC    49

2018 NOTICE OF MEETING AND PROXY STATEMENT

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for director must promptly disclose any actual or potential material conflict of interest to our General Counsel, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

No reportable related party transactions were identified during 2017.

50    APTIV PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

OTHER INFORMATION

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December  31, 2017 will be presented to the shareholders at the Annual Meeting.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting, except those set forth in the notice. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Shareholder Proposals for the 2019 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 13, 2018, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than ten percent (10%) of ordinary shares to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers, and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2017.

Householding

Only one copy of each of our annual report to shareholders and this proxy statement have been sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the annual report and proxy statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Aptiv PLC, Troy Offices & Customer Center, 5725 Innovation Drive, Troy, Michigan 48098, or call (248) 813-2000. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Record Date

Shareholders owning Aptiv ordinary shares at the close of business on February 28, 2018 (the record date) may vote at the 2018 Annual Meeting. On that date, 265,642,561 ordinary shares were outstanding. Each Ordinary Share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting prior to the Annual Meeting

If you are a shareholder of record, you may vote by proxy in any of the following ways:

By Internet or Telephone - If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote over the Internet or by telephone, your vote must be received by 1:00 a.m., Central Time, on April 24, 2018.

APTIV PLC    51

2018 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

Changing Your Vote before the Annual Meeting

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, Aptiv PLC, Troy Offices & Customer Center, 5725 Innovation Drive, Troy, Michigan 48098;
•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or
•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Voting at the Annual Meeting

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from the street name holder.

Quorum for the Annual Meeting

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

Voting Tabulation

To be approved, Resolutions 1 to 12 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution, assuming a quorum has been met. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. The vote on Resolutions 13 and 14 are advisory and are not binding on our Board or the Company. For Resolution 13, the choice that receives the majority of the votes cast will be considered approved, and for Resolution 14, the number of years for the frequency of future advisory votes on executive compensation that receives the highest number of votes will be considered the frequency that shareholders prefer. Abstentions and broker non-votes are counted for the purpose of determining a quorum, but are not counted as votes cast.

Broker Non-Votes

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 12, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

Attending the Annual Meeting

If you plan to attend the Annual Meeting, you must present proof that you own Aptiv shares to be admitted.

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Aptiv’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Owners of Shares Held in Street Name. Beneficial owners of Aptiv ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Accessing Proxy Materials on the Internet

This Proxy Statement and our 2017 Annual Report on Form 10-K are available at aptiv.com.

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you

52    APTIV PLC

2018 NOTICE OF MEETING AND PROXY STATEMENT

Other Information (continued)

will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Notice and Access

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Proxy Solicitation

We will pay the cost for soliciting proxies for the Annual Meeting. Aptiv will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow Sodali LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $12,000, depending on the level of services actually provided. Certain Aptiv employees, officers and directors may also solicit proxies by mail, telephone or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Corporate Governance Information

The following documents are available on our website at aptiv.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance”:

•	Memorandum and Articles of Association;
•	Corporate Governance Guidelines; and
•	Board Committee Charters.

The Code of Ethical Business Conduct is available on Aptiv’s website at aptiv.com by clicking on the tab “Investors” and then the caption “Code of Conduct” under the heading “Corporate Governance.”

Voting Results for the Annual Meeting

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at Aptiv.com.

Requests for Copies of Annual Report

Aptiv will furnish to shareholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, upon receipt of a written request addressed to our Corporate Secretary at Aptiv PLC, Troy Offices & Customer Center, 5725 Innovation Drive, Troy, Michigan 48098.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 26, 2018

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at http://www.edocumentview.com/APTV

APTIV PLC    53

2018 NOTICE OF MEETING AND PROXY STATEMENT

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The tables below present a reconciliation of each non-GAAP financial measure to GAAP:

Adjusted Net Income and Adjusted Net Income per share:

	Year Ended December 31,
(in millions, except per share amounts)	2017	2016	2015
Net income attributable to Aptiv	$1,355	$1,257	$1,450
Income from discontinued operations attributable to Aptiv, net of tax	(334)	(423)	(637)
Income from continuing operations attributable to Aptiv	1,021	834	813
Adjusting items:
Restructuring	129	167	65
Transaction and related costs associated with acquisitions	8	—	42
Other acquisition and portfolio project costs	28	57	45
Asset impairments	9	1	7
Debt extinguishment costs	—	73	58
Reserve for Unsecured Creditors litigation	10	300	—
(Gain) loss on business divestitures, net	—	(141)	8
Contingent consideration liability fair value adjustments	(14)	3	(7)
Deferred compensation related to nuTonomy acquisition	12	—	—
Tax impact of U.S. tax reform enactment	55	—	—
Tax impact of adjusting items(a)	(15)	(70)	(21)
Adjusted net income attributable to Aptiv	1,243	1,224	1,010
Weighted average number of diluted shares outstanding	268.03	273.70	286.64
Diluted net income per share from continuing operations attributable to Aptiv	3.81	3.05	2.84
Adjusted net income per share	4.64	4.47	3.52

(a)	Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, the quarterly intra-period tax allocation impacts of approximately $27 million during the three months ended December 31, 2017 resulting from the effectiveness of the spin-off, and the elimination of the net impact of deferred tax asset valuation allowance changes in estimates of $15 million of valuation allowances recorded during the three months ended December 31, 2016.

APTIV PLC    A-1

2018 NOTICE OF MEETING AND PROXY STATEMENT

Appendix A (continued)

Cash Flow Before Financing:

	Year Ended December 31,
(in millions)	2017	2016	2015
Cash flows from operating activities:
Income from continuing operations	$1,063	$868	$852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	546	489	344
Restructuring expense, net of cash paid	2	77	(16)
Working capital	(243)	(217)	(55)
Pension contributions	(40)	(43)	(37)
Other, net	(222)	320	52
Net cash provided by operating activities from continuing operations	1,106	1,494	1,140
Cash flows from investing activities:
Capital expenditures	(698)	(657)	(503)
Net proceeds from divestiture of Thermal discontinued operations	—	48	713
Net proceeds from business divestitures	—	197	11
Cost of business acquisitions, net of cash acquired	(324)	(15)	(1,654)
Cost of technology investments	(50)	(3)	(3)
Settlement of derivatives	(28)	(1)	—
Other, net	7	19	7
Net cash used in investing activities from continuing operations	(1,093)	(412)	(1,429)
Adjustment for net proceeds from divestiture of Thermal discontinued operations	—	(48)	(713)
Adjustment for net proceeds from divestiture of Mechatronics business	—	(197)	—
Adjustment for the cost of business acquisitions, net of cash acquired	324	15	1,654
Adjustment for settlement of derivatives related to business acquisition	—	15	—
Cash flow before financing	337	867	652

A-2    APTIV PLC

001CSN2EF9

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2018.
Vote by Internet
• Go to www.envisionreports.com/APTV
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all director nominees, FOR Proposals 12 and 13, and 1 YEAR for Proposal 14.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Kevin P. Clark	☐	☐	☐	02 - Nancy E. Cooper	☐	☐	☐	03 - Frank J. Dellaquila	☐	☐	☐

	04 - Nicholas M. Donofrio	☐	☐	☐	05 - Mark P. Frissora	☐	☐	☐	06 - Rajiv L. Gupta	☐	☐	☐

	07 - Sean O. Mahoney	☐	☐	☐	08 - Colin J. Parris	☐	☐	☐	09 - Ana G. Pinczuk	☐	☐	☐

	10 - Thomas W. Sidlik	☐	☐	☐	11 - Lawrence A. Zimmerman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

12.	Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐	13.	Say-on-Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐
							1 Year	2 Years	3 Years	Abstain

					14.	Say-When-on-Pay - To determine, by advisory vote, the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                        02RAWC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aptiv PLC

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 26, 2018

David M. Sherbin, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Aptiv PLC to be held on April 26, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 12 and 13, and 1 YEAR for Proposal 14.

(Items to be voted appear on reverse side.)